UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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TYLER TECHNOLOGIES INC
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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April 7, 2021
Dear Shareholder:
You are cordially invited to attend our annual meeting of shareholders of Tyler Technologies, Inc. to be held on Tuesday, May 11, 2021, at 9:00 a.m. Central Time. The meeting will be held in a virtual-only format at www.virtualshareholdermeeting.com/TYL2021 due to public health concerns related to the COVID-19 (coronavirus) pandemic and to support the health and safety of shareholders and employees. Details of the business to be conducted are given in the attached Notice of Annual Meeting and Proxy Statement.
These matters are more fully described in the Proxy Statement accompanying this Notice. Because the 2021 Annual Meeting of Shareholders will be held via the Internet only, the accompanying proxy materials include instructions on how to attend the meeting and the means by which you may vote and submit questions during the meeting. You may revoke your proxy in the manner described in the Proxy Statement at any time before it has been voted at the meeting. Any shareholder attending the meeting may vote electronically even if they have returned a proxy. Participation in the live virtual meeting will be considered in-person attendance.
Your vote is important. Whether or not you plan to attend the meeting, we hope that you will vote as soon as possible.
On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in Tyler Technologies.
Yours very truly,

JOHN S. MARR, JR.
Executive Chairperson of the Board

TYLER TECHNOLOGIES, INC.
5101 Tennyson Parkway
Plano, Texas 75024
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held May 11, 2021
To the Shareholders of
TYLER TECHNOLOGIES, INC.:
The annual meeting of shareholders will be held in a virtual-only format at www.virtualshareholdermeeting.com/TYL2021, on Tuesday, May 11, 2021, at 9:00 a.m. Central Time. At the meeting, you will be asked to:
(1)	elect eight directors to serve until the next annual meeting or until their respective successors are duly elected and qualified;
(2)	ratify the selection of our independent auditors for fiscal year 2021; and
(3)	approve an advisory resolution on executive compensation.
Only shareholders of record as of March 19, 2021 may vote at the annual meeting. Shareholders can participate in Tyler’s Annual Meeting by visiting www.virtualshareholdermeeting.com/TYL2021 and entering the 16-digit control number found on the proxy card, voting instruction form, or notice of internet availability of proxy materials previously received. Shareholders may vote and ask questions during the Annual Meeting by following the instructions available on the meeting website. Those without a control number may attend as guests of the meeting, but they will not have the option to vote their shares or participate during the meeting. We encourage shareholders to log in to the website and access the webcast before the meeting’s start time.
All shareholders are encouraged to vote and submit their proxies in advance of the meeting by one of the methods described in the proxy material. Your prompt response will reduce the time and expense of solicitation.
The enclosed 2020 Annual Report does not form any part of the proxy solicitation material.
By Order of the Board of Directors

ABIGAIL DIAZ
Chief Legal Officer Corporate Secretary
Plano, Texas
April 7, 2021
VOTING METHODS
BY INTERNET	BY TELEPHONE	BY MAIL

Go to www.proxyvote.com and follow the instructions	Call 1-800-690-6903	Sign, date and return your proxy card or voting instruction form

2	2021 Proxy Statement

2021 Proxy Statement 3

4	2021 Proxy Statement

THE ANNUAL MEETING
General Information
The annual meeting of shareholders will be held in a virtual-only format at www.virtualshareholdermeeting.com/TYL2021, on Tuesday, May 11, 2021, at 9:00 a.m., Central Time. At the annual meeting, you will be asked to consider and vote upon the following proposals:
•	Proposal One – Election of eight directors;
•	Proposal Two – Ratification of our independent auditors for fiscal year 2021; and
•	Proposal Three – Approval of an advisory resolution on our executive compensation.
At the 2017 annual meeting, our shareholders voted, on an advisory basis, in favor of holding future shareholder voting on executive compensation on an annual basis. Our Board of Directors decided to follow our shareholders’ recommendation.
Only shareholders of record as of March 19, 2021, are entitled to vote at the annual meeting. On March 19, 2021, we had 40,715,238 shares of common stock issued and outstanding. Each shareholder will be entitled to one vote, in person or by proxy, for each share of common stock held in their name. A majority of our shares of common stock must be present, either in person or by proxy, to constitute a quorum for action at the annual meeting.
If your shares are held in “street name” (the name of a broker, bank, or other nominee), you have the right to direct your broker, bank, or nominee how to vote. If you do not provide voting instructions, under New York Stock Exchange rules, your broker, bank, or nominee may only vote your shares on “discretionary” items. Proposal Two (ratification of independent auditors) is considered a discretionary item and may be voted in the absence of instructions. Proposals One (election of directors) and Three (advisory vote on executive compensation) are “non-discretionary” items. Your broker, bank, or nominee may not vote your shares on these items in the absence of voting instructions, which will result in “broker non-votes” with respect to your shares.
Abstentions and broker non-votes are counted for purposes of determining a quorum. Abstentions are counted in tabulating the votes cast on any proposal but are not counted as votes either for or against a proposal. Broker non-votes are not counted as votes cast for purposes of determining whether a proposal has been approved.
This proxy statement and accompanying form of proxy are first being sent to shareholders on or about April 7, 2021.
Proxy Solicitation, Revocation, and Expense
The accompanying proxy is being solicited on behalf of the Board of Directors. Your shares will be voted at the annual meeting as you direct in the enclosed proxy or through the Internet, provided that the proxy is completed, signed, and returned to us prior to the annual meeting. No proxy can vote for more than eight nominees for director. If you return a proxy but fail to indicate how you wish your shares to be voted, then your shares will be voted in favor of each of the nominees for director.
After you sign and return your proxy, you may revoke it prior to the meeting either by (1) filing a written notice of revocation at our corporate headquarters, (2) attending the annual meeting and voting your shares in person, or (3) delivering to us another duly executed proxy that is dated after the initial proxy.
We will bear the expense of preparing, printing, and mailing the proxy solicitation material and the proxy. In addition to use of the mail, we may solicit proxies by personal interview or telephone by our directors, officers, and employees. We may also engage the services of a proxy solicitation firm to assist us in the solicitation and distribution of proxies for the Annual Meeting. We estimate that the fee if any such firm will not exceed $25,000, plus reimbursement of reasonable out-of-pocket expenses. Arrangements may also be made with brokerage houses and other custodians, nominees, and fiduciaries for the forwarding of solicitation material to record shareholders, and we may reimburse them for their reasonable out-of-pocket expenses.

2021 Proxy Statement 5

PROPOSALS FOR CONSIDERATION
Proposal One – Election of Directors
At the annual meeting, you will be asked to elect a board of eight directors. The nominees for director are: Glenn A. Carter; Brenda A. Cline; Ronnie D. Hawkins, Jr.; Mary L. Landrieu; John S. Marr, Jr.; H. Lynn Moore, Jr.; Daniel M. Pope; and Dustin R. Womble. For more information regarding these nominees and their qualifications, see “Tyler Management.” Each nominee has indicated that they are able and willing to serve as a director. If any of the nominees becomes unable to serve prior to the meeting, the persons named in the enclosed proxy will vote the shares covered by your executed proxy for a substitute nominee as selected by the Board of Directors.
Under our bylaws, directors must be elected by a majority of the votes cast in uncontested elections. This means that the number of votes cast “for” a director nominee must exceed the number of votes cast “against” that nominee. Abstentions and broker non-votes are not counted as votes “for” or “against” a director nominee. Any nominee who does not receive a majority of votes cast “for” their election would be required to tender their resignation promptly following the failure to receive the required vote. Within 90 days of the certification of the shareholder vote, the Nominating and Governance Committee would then be required to make a recommendation to the Board as to whether the Board should accept the resignation, and the Board would be required to decide whether to accept the resignation and to disclose its decision-making process. In a contested election, the required vote would be a plurality of votes cast.
Our Board of Directors unanimously recommends that the shareholders vote FOR each of the nominees for director.

6	2021 Proxy Statement

Proposal Two – Ratification of Our Independent Auditors for Fiscal Year 2021
The Audit Committee has selected Ernst & Young LLP, independent registered public accounting firm, as our independent auditors for fiscal year 2021, subject to ratification by the shareholders. The affirmative vote of a majority of the shares present or represented by proxy and voting at the annual meeting is required to ratify Ernst & Young LLP as our independent auditors for fiscal year 2021.
Ernst & Young LLP served as our independent auditors for fiscal years 2020 and 2019. A representative of Ernst & Young LLP is expected to be present at the annual meeting. That representative will have an opportunity to make a statement, if desired, and will be available to respond to appropriate questions.
Ernst & Young LLP’s fees for all professional services during each of the last two fiscal years were as follows:
	2020	2019
Audit Fees	$2,989,342	$2,575,250
Audit-Related Fees	—	—
Other Fees	—	—
Tax Fees	—	—
Total	$2,989,342	$2,575,250
Audit Fees. Fees for audit services include fees associated with the annual audit, the review of our interim financial statements, and the auditor’s opinions related to internal control over financial reporting required by Section 404 of the Sarbanes-Oxley Act.
Audit-Related Fees. Fees for audit-related services generally include fees for accounting consultations and Securities and Exchange Commission (“SEC”) filings.
Other Fees. Other fees include accounting consultation and due diligence services necessary to complete an acquisition.
Tax Fees. Fees for tax services include fees for tax consulting and tax compliance.
The Audit Committee approved all of the independent auditor engagements and fees presented above. Our Audit Committee Charter requires that the Audit Committee pre-approve all audit and non-audit services provided to us by our independent auditors. All such services performed in 2020 were pre-approved by the Audit Committee. For more information on these policies and procedures, see “Board of Directors and Corporate Governance Principles—Pre-Approval Policies and Procedures for Audit and Non-Audit Services.”
Our Board of Directors unanimously recommends that the shareholders vote FOR the ratification of Ernst & Young LLP as our independent auditors for fiscal year 2021.

2021 Proxy Statement 7

Proposal Three – Approval of an Advisory Resolution on Our Executive Compensation
At the 2017 annual meeting, our shareholders voted, on an advisory basis, in favor of holding future shareholder voting on executive compensation on an annual basis.
As described in detail under the “Compensation Discussion and Analysis” and “Executive Compensation” sections of this proxy statement, our executive compensation program is designed to attract, retain and motivate our named executive officers. The design and administration of our executive compensation program balances responsible assessment of risk and compensation expense with a pay-for-performance design under which more than 89% of our CEO's compensation and 84% of our remaining Named Executive Officers' compensation is dependent on the achievement of annual and long-term objectives which increase shareholder value.
The following proposal gives our shareholders the opportunity to vote to approve or not approve, on an advisory basis, the compensation of our Named Executive Officers identified in this proxy statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and our compensation philosophy, policies, and practices, as disclosed under the “Compensation Discussion and Analysis” and “Executive Compensation” sections of this proxy statement. We are providing this vote as required by Section 14A of the Securities Exchange Act of 1934, as amended. Accordingly, for the reasons discussed in the “Compensation Discussion & Analysis” section of this proxy statement, we are asking our shareholders to vote “FOR” the adoption of the following resolution:
“RESOLVED, that the shareholders of Tyler Technologies, Inc. approve, on an advisory basis, the compensation of the Company’s Named Executive Officers as disclosed in the Proxy Statement for the 2021 Annual Meeting of Shareholders.”
The advisory resolution on our executive compensation will be approved if holders of a majority of the voting power of the shares actually voted at the annual meeting vote in favor of the proposal.
Because your vote is advisory, it will not be binding on either the Board of Directors or Tyler. However, our Compensation Committee, which is composed solely of independent directors, will take into account the outcome of the shareholder vote on this proposal when considering future executive compensation arrangements. In addition, your non-binding advisory vote described in this Proposal Three will not be construed (1) as overruling any decision by the Board of Directors, any Board committee, or Tyler relating to the compensation of the Named Executive Officers or (2) as creating or changing any fiduciary duties or other duties on the part of the Board of Directors, any Board committee, or Tyler.
Our Board of Directors unanimously recommends that the shareholders vote FOR the advisory resolution on our executive compensation.

8	2021 Proxy Statement

TYLER MANAGEMENT
Director Nominees and Executive Officers
This table provides a summary view of the qualifications, experience, demographic background and independence of each director nominee. Each item, including the age and tenure calculations, is current as of the 2021 Annual Meeting.
Qualifications & Experience	Glenn A. Carter	Brenda A. Cline	Ronnie D. Hawkins, Jr.	Mary L. Landrieu	John S. Marr, Jr.	H. Lynn Moore, Jr.	Daniel M. Pope	Dustin R. Womble
Accounting/Auditing		•		•			•
Business Operations	•	•	•		•	•	•	•
Capital Management	•	•	•	•	•	•	•	•
Corporate Governance	•	•		•	•	•
Cybersecurity			•		•	•	•
Financial Literacy	•	•	•	•	•	•	•	•
Industry Experience	•		•		•	•	•	•
Other Public Board(s)		•		•
Public Company Executive					•	•		•
Public Sector Service			•	•			•
Risk Management	•	•	•	•	•	•	•	•
Demographic Background	Glenn A. Carter	Brenda A. Cline	Ronnie D. Hawkins, Jr.	Mary L. Landrieu	John S. Marr, Jr.	H. Lynn Moore, Jr.	Daniel M. Pope	Dustin R. Womble
Tenure (Years)	7	7	0	1	19	4	5	16
Age (Years)	65	60	65	65	61	53	58	61
Gender (Male/Female)	M	F	M	F	M	M	M	M
Race/Ethnicity
African American/Black			•
Caucasian/White	•	•		•	•	•	•	•
Independence	Glenn A. Carter	Brenda A. Cline	Ronnie D. Hawkins, Jr.	Mary L. Landrieu	John S. Marr, Jr.	H. Lynn Moore, Jr.	Daniel M. Pope	Dustin R. Womble
Independent Director	•	•	•	•			•
Board Qualifications
The Board strives to maintain a diversity of thought, experience, and backgrounds among its directors. The Board and the Nominating and Governance Committee look for directors who have qualifications that are relevant to Tyler, that support our various strategic initiatives, and that serve the interests of our shareholders. The table below summarizes why the qualifications we have highlighted are of particular importance to Tyler, and how the composition of our Board, as a whole, meets those areas of importance.
Qualification	Relevance to Tyler	Board Composition
Accounting/Auditing	We operate in a complex financial environment with disclosure requirements, internal controls, and detailed business processes.	3
Business Operations	We have significant business operations focused on business development and sales, implementation, support and maintenance, product development, marketing, and various back-house operations, including cloud hosting services.	7
Capital Management	We allocate capital in various ways to run our operations, grow our core businesses, invest in our products, add to our technology portfolio, and return value to our shareholders.	8
Corporate Governance	We require the effective and transparent corporate oversight, ethics and responsibility expected of a public company.	5
Cybersecurity	We are committed to providing our products and services in a secure manner, protecting the integrity of the information we service and the privacy of our constituents.	4

2021 Proxy Statement 9

Qualification	Relevance to Tyler	Board Composition
Financial Literacy	We are routinely involved in or managing complex financial transactions and/or reporting requirements.	8
Industry Experience	We believe that experience in the software industry is relevant to an understanding of our business, strategy and marketplace.	6
Other Public Board(s)	We value the experience that comes with having served on another public board or boards.	2
Public Company Executive	We rely on directors with experience leading a large organization that is publicly traded for the practical insights on issues such as transparency, accountability and integrity.	3
Public Sector Service	We empower the public sector, and find deep benefits in counting current or former leaders from local, state and federal government agencies among our directors.	3
Risk Management	We must develop, maintain, and continuously improve policies and procedures that effectively manage compliance and risk.	8
Board Tenure
We believe that directors with varied tenure contribute to a range of perspectives, ensure knowledge transfer, and refresh the dynamics of the Board. As of the 2021 Annual Meeting, our director nominees range in tenure from zero years to 19 years, with an average tenure of 7.4 years of service.
	Less Than 3 Years	3-6 Years	7-10 Years	More Than 10 Years
Tenure	2	2	2	2
Board Diversity
We champion a diversity of experience, skills, viewpoints, and backgrounds, including but not limited to the diversity of race, ethnicity, gender, geography and/or areas of expertise. More than one-third of our directors are diverse in terms of race or gender. Our director nominees range in age from 53 to 65 years of age. Our Nominating and Governance Committee is focused on continued diversity on the Board.

10	2021 Proxy Statement

Below is a brief description of our director nominees and executive officers. Each director holds office until our next annual meeting or until their successor is elected and qualified. Executive officers are elected annually by the Board of Directors and hold office until the next annual Board meeting or until their successors are elected and qualified.
John S. Marr, Jr., age 61 Executive Chairperson of the Board Director since: 2002
Mr. Marr has served as a director since May 2002. Mr. Marr has served as Executive Chairperson of the Board of Tyler since May 2018. Mr. Marr served as Chairperson of the Board and Chief Executive Officer from January 2017 until May 2018, when he assumed his current title and Lynn Moore, Jr. was appointed to the additional position of Chief Executive Officer. Mr. Marr also serves as Chairperson of the Executive Committee. From July 2004 through December 2016, Mr. Marr served as President and Chief Executive Officer. From July 2003 until July 2004, Mr. Marr served as Chief Operating Officer. Mr. Marr also served as President of MUNIS, Inc. (“MUNIS”) from 1994 until July 2004. Mr. Marr began his career in 1983 with MUNIS, a provider of a wide range of software products and related services for county and city governments, schools, and not-for-profit organizations, with a focus on integrated financial systems. Tyler acquired MUNIS in 1999.

Key Attributes, Experience and Skills:
•	Executive Chairperson of the Board since May 2018; Chairperson of the Board since January 2017; Chief Executive Officer of Tyler from 2004 to 2018
•	Over 35 years of specific industry experience, including chief executive experience with MUNIS prior to acquisition by Tyler
•	Outside board experience as a former director of Mercy Hospital in Portland, Maine
Glenn A. Carter, age 65 Director Director since: 2014
Mr. Carter has served as a director since 2014. Mr. Carter also serves as Chairperson of the Nominating and Governance Committee and is a member of the Compensation Committee. In 1999, Mr. Carter founded DataProse, Inc., a provider of billing services to the public sector, primarily cities, counties, local government, utilities, and water-related entities. Mr. Carter served as Chief Executive Officer of DataProse until April 2008, when he sold it to CSG Systems International, Inc. (“CSG”). From April 2008 through March 2010, Mr. Carter served as Vice President, Market and Business Development for CSG. Mr. Carter is currently retired.

Key Attributes, Experience and Skills:
•	Executive and entrepreneurial experience as founder of DataProse, Inc.
•	Over 20 years of specific public sector market experience as CEO of DataProse, Inc.

2021 Proxy Statement 11

Brenda A. Cline, age 60 Director Director since: 2014 Other Current Reporting Company Directorships: Range Resources Corporation; The Cushing Asset Management Closed-End Funds
Ms. Cline has served as a director since 2014. Ms. Cline also serves as Chairperson of the Audit Committee and is a member of the Nominating and Governance Committee. Since 1993, Ms. Cline has served as Chief Financial Officer, Treasurer, and Secretary of the Kimbell Art Foundation, a private foundation that owns and operates the Kimbell Art Museum in Fort Worth, Texas. In such capacities, Ms. Cline oversees the foundation’s investment portfolio of over $300 million, including asset allocation, risk management, and investment performance; manages all treasury functions; and supervises all foundation and museum business operations, including budgeting, cash management, employee benefit plans, insurance, debt issuance and compliance, financial reporting, and contractual and legal matters. Ms. Cline is also an Executive Officer of Museum Hospitality, Inc. Ms. Cline has also served as an Independent Trustee of American Beacon Funds since 2004 and currently serves as the Chairperson of the Board of Trustees, formerly served as the Chairperson of the Audit and Compliance Committee, and formerly served as the Vice Chairperson of the Investment Committee. From 1993 until 2013, Ms. Cline served as a contract author for Thomson Reuters (formerly “Practitioners Publishing Company”), writing and editing published financial accounting and reporting books. Since 1998, Ms. Cline has also served as a Trustee of Texas Christian University (“TCU”), Fort Worth, Texas. Ms. Cline's services for TCU include serving as the former Chairperson of the Investment Committee and Fiscal Affairs Committee, member of the Audit Committee and Executive Committee, and former member of the Student Relations Committee and Academic Affairs Committee. Ms. Cline also serves as a director of Range Resources Corporation (NYSE: RRC), where she also currently serves as Chairperson of the Audit Committee. She is a board trustee of The Cushing Asset Management Closed-End Funds, which oversees various investment funds including The Cushing MLP & Infrastructure Total Return Fund (NYSE: SRV) and The Cushing NextGen Infrastrutcutre Income Fund (NYSE: SZC) and currently serves as Chairperson of the Audit Committee and member of the Nominating and Governance Committee. Ms. Cline is a certified public accountant.

Key Attributes, Experience and Skills:
•	Executive operational and investment management experience for the Kimbell Art Foundation
•	Outside board experience as a director of Range Resources Corporation and a trustee of The Cushing Asset Management Closed-End Funds and American Beacon Funds
•	Fiduciary and executive experience as a university trustee and on other senior university committees
•	Audit experience with a large public accounting firm

12	2021 Proxy Statement

Ronnie D. Hawkins, Jr. Lt. General, USAF (Ret), age 65 Director Nominee
Mr. Hawkins is a nominee for director. Mr. Hawkins possesses more than 37 years of Department of Defense (DoD) experience in many of the cyberspace operations and major computer network architectures. From 2012-2015, Mr. Hawkins led the Defense Information Systems Agency, a global Combat Support Agency comprised of 12,000 personnel, serving the President of the United States, the Secretary of Defense, Joint Chiefs of Staff, DoD components, and other mission partners. He served on the President’s National Security Telecommunications Advisory Committee and executed modernization of mobile communications in direct support of the President. Mr. Hawkins was a member of the Strategic Advisor Group on nuclear, space, and cyber operations to Commander, U.S. Strategic Command. Mr. Hawkins has operated at the strategic level with civilian and military leaders of several foreign countries, including Israel, Iraq, Afghanistan, the United Kingdom, Korea, Japan, and Australia. From 2015-2020, Mr. Hawkins was President and CEO of Hawkins Group, LLC, a certified Service-Disabled Veteran Owned Small Business (SDVOSB) that provided strategic and operational cybersecurity consulting and professional services to clients throughout the United States. Mr. Hawkins is currently the president of Angelo State University in San Angelo, Texas.

Key Attributes, Experience and Skills:
•
Leader with over 20 years of successful senior executive experience managing large and private-sector organizations specializing in the delivery and operation of information technology and cybersecurity solutions

•	Distinguished military veteran and public servant at the federal level
•	Experience in higher education administration
Mary L. Landrieu, age 65 Director since 2020 Other Current Reporting Company Directorships: Evergy, Inc.
Senator Landrieu has served as a director since 2020. Senator Landrieu also serves as a member of the Nominating and Governance Committee. Senator Landrieu serves as a senior policy advisor of Van Ness Feldman, LLC, and holds consultant roles with Earnin and the Climate Solutions Foundation Action. Senator Landrieu served in the United States Senate for three terms, first elected in 1996. During her tenure, she was a member (and then Chairperson) of the Senate Energy and Natural Resources Committee, as well as a member of the Senate Armed Services Committee, the Appropriations Committee, and Chairperson of the Small Business and Entrepreneurship Committee. In her role as Chairperson of the Small Business Committee, she was the lead sponsor of the Small Business Jobs Act of 2010, which helped to create and retain over 650,000 American jobs. Prior to serving in the U.S. Senate, she served in the Louisiana State Legislature from 1979 - 1987. In 1987, she was elected State Treasurer and served with distinction for two terms. Strong fiscal management, pension fund diversification, debt limitation, and the creation of the first-ever municipal investment fund (now valued at over $2 billion) are some of her noteworthy accomplishments. Senator Landrieu previously served on the Board of Directors of CenturyLink, Inc. She currently serves on the Board of Directors of Evergy, Inc., as well as on the boards of the following non-profits: the National Alliance for Public Charter Schools; Resources for the Future; Climate Solutions Foundation, Inc.; Gulf Research Project; and the Congressional Coalition on Adoption Institute, for which she serves as Chairperson.

Key Attributes, Experience and Skills:
•	Three-term U.S. Senator, with distinguished service on various Senate committees, including business committees
•	Nearly 30 years of public service at state and federal levels
•	Outside board experience as a former director on the board of CenturyLink, as a current director on the board of Evergy, Inc., and as a director of various non-profit entities

2021 Proxy Statement 13

H. Lynn Moore, Jr., age 53 President and Chief Executive Officer and Director Director since: 2017
Mr. Moore has served as director since 2017. Mr. Moore has served as President of Tyler since January 2017 and in May 2018 was also named Chief Executive Officer. Mr. Moore also serves as a member of the Executive Committee. Mr. Moore previously served as Executive Vice President from February 2008 through December 2016, General Counsel from September 1998 through December 2016; and Secretary from October 2000 through December 2016. Mr. Moore also served as Vice President from October 2000 until February 2008. From August 1992 to August 1998, Mr. Moore was associated with the law firm of Hughes & Luce, LLP in Dallas, Texas where he represented numerous publicly-held and privately owned entities in various corporate and securities, finance, litigation, and other matters. Mr. Moore is a member of the State Bar of Texas.

Key Attributes, Experience and Skills:
•	President of Tyler since 2017; Chief Executive Officer since 2018
•	Executive Vice President of Tyler from 2008 to 2016
•	Over 20 years of specific corporate and industry experience
Daniel M. Pope, age 58 Director Director since: 2016
Mr. Pope has served as a director since 2016. Mr. Pope also serves as Chairperson of the Compensation Committee and is a member of the Audit Committee. Mr. Pope is the Mayor of the City of Lubbock, Texas. Mr. Pope has served as Chief Development Officer of Covenant Health System in Lubbock, Texas since October 2014. From 1994 through 2014, Mr. Pope served as the Chief Executive Officer of Benchmark Business Solutions, an office technology business he founded in 1994. Prior to founding Benchmark, Mr. Pope served in various sales and leadership roles for Xerox Corporation. Mr. Pope also served on the Covenant Health System Board of Trustees from 2007 through 2011, including Chairman of the Board from 2010 through 2011, and as a member of the Finance and Conflicts Committee and the Compensation Committee. Mr. Pope served on the Lubbock Independent School District Board of Directors from 2007 through 2016. Mr. Pope also serves on the Rawls College of Business Advisory Council at Texas Tech University.

Key Attributes, Experience and Skills:
•	Over 20 years of senior-level executive experience
•	Public sector executive experience as Mayor of the city of Lubbock, Texas and as President of the Lubbock Independent School District Board of Directors

14	2021 Proxy Statement

Dustin R. Womble, age 61 Director Director since: 2005
Mr. Womble has served as a director since 2005. Mr. Womble retired from Tyler in April 2016. From July 2006 through April 2016, Mr. Womble served as Executive Vice President in charge of corporate-wide product strategy. From July 2003 to June 2006, Mr. Womble was Executive Vice President in charge of corporate-wide product strategy and President of our Local Government Division. In 1982, Mr. Womble founded INCODE, Inc. (“INCODE”), a provider of a wide range of software products and related services principally for county and city governments. Tyler acquired INCODE (now a part of our Local Government Division) in 1998, and Mr. Womble served as President of INCODE from 1998 to July 2003.

Key Attributes, Experience and Skills:
•	Senior-level executive experience at Tyler from 2003 to 2016
•	Over 35 years of specific industry experience as founder of INCODE
Brian K. Miller, age 62 Executive Vice President - Chief Financial Officer and Treasurer Executive Officer since: 1997
Mr. Miller has been Executive Vice President – Chief Financial Officer and Treasurer of Tyler since February 2008. From May 2005 until February 2008, Mr. Miller served as Senior Vice President – Chief Financial Officer and Treasurer. He previously served as Vice President – Finance and Treasurer from May 1999 to April 2005 and was Vice President – Chief Accounting Officer and Treasurer from December 1997 to April 1999. From June 1986 through December 1997, Mr. Miller held various senior financial management positions at Metro Airlines, Inc. (“Metro”), a publicly-held regional airline holding company operating as American Eagle. Mr. Miller was Chief Financial Officer of Metro from May 1991 to December 1997 and also held the office of President of Metro from January 1993 to December 1997. Mr. Miller is also a past member of the Board of Directors of the Wake Forest University Deacon Club, a nonprofit organization. Mr. Miller is a certified public accountant.

Key Attributes, Experience and Skills:
•	Nearly 35 years of public company senior financial management experience
•	Audit experience with a large public accounting firm
•	Certified Public Accountant

2021 Proxy Statement 15

Director Nominee Qualifications and Board Diversity
Our Corporate Governance Guidelines include the criteria our Board of Directors believes are important in the selection of director nominees, which includes the following qualifications:
•	Sound personal and professional integrity
•	An inquiring and independent mind
•	Practical wisdom and mature judgment
•	Broad training and experience at the policy-making level of business, finance and accounting, government, education, or technology
•	Expertise that is useful to the company and complementary to the background and experience of other Board members, so that an optimal balance of Board members can be achieved and maintained
•	Willingness to devote the required time to carrying out the duties and responsibilities of Board membership
•	Commitment to serve on the Board for several years to develop knowledge about our business
•	Willingness to represent the best interests of all shareholders and objectively appraise management performance
•	Involvement only in activities or interests that do not conflict with the director’s responsibilities to the company or our shareholders
In identifying nominees for director, the Board of Directors focuses on ensuring that it reflects a diversity of experiences and backgrounds that will complement our business and enhance the function of the Board. The Board prefers a mix of backgrounds and experience among its members. The Board has not adopted a formal policy with respect to its consideration of diversity and does not follow any ratio or formula to determine the appropriate mix; rather, it uses its judgment to identify nominees whose backgrounds, attributes, and experiences, taken as a whole, will contribute to the high standards of board service. Following the 2021 annual meeting, our Board of Directors will be composed of eight individuals, including two employee directors. We believe the mix of outside experience from our independent directors coupled with the specific industry experience of our employee directors provides an appropriate diversity of experience to effectively manage our business. In addition, each independent director has extensive public sector, chief executive officer, and/or or other executive leadership position experience with businesses of varying size in various industries, and/or with local, state or federal government. A substantial majority of our directors have valuable experience in building and sustaining a successful business enterprise. In addition, our two most recent director nominees include one woman and one racially diverse candidate.
The Nominating and Governance Committee believes that the above-mentioned attributes and business experience, coupled with the diverse backgrounds summarized above, provide us with the perspectives, insights and judgment necessary to guide our strategies and monitor their execution.

16	2021 Proxy Statement

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE PRINCIPLES
General Information
Our Board of Directors is responsible for supervision of the Company’s overall affairs. To assist it in carrying out its duties, the Board has delegated certain authority to several committees. See “Board of Directors and Corporate Governance Principles –– Committees and Meetings of the Board of Directors.” Following the 2021 annual meeting, the Board will consist of eight directors, including five independent directors, as defined by Rule 303A.02 of the New York Stock Exchange Listed Company Manual (“NYSE Rule 303A.02”), two employee directors, and one non-employee director who does not meet the standards for independence as defined by NYSE Rule 303A.02.
Corporate Governance Guidelines
Our Board of Directors has adopted a number of corporate governance guidelines, including the following:
•	Independence Standards, which determine the independence of our non-employee directors. These standards are consistent with the independence standards set forth in NYSE Rule 303A.02.
•	Corporate Governance Guidelines, which include, among other things
•	Annual submission of independent auditors to shareholders for approval
•	Formation of a Nominating and Governance Committee comprised solely of independent directors
•	Prohibition of stock option repricing
•	Formalization of the ability of independent directors to retain outside advisors
•	Performance of periodic formal Board evaluation
•	Limitation on the number of additional public company boards on which a director may serve to a maximum of four
A copy of our Corporate Governance Guidelines may be found on our website, www.tylertech.com.
•
An Audit Committee Charter, which requires, among other things, that the committee be comprised solely of independent directors (as defined by the New York Stock Exchange), at least one of whom will qualify as an “audit committee financial expert” as set forth in Item 401(h) of the SEC’s Regulation S-K. A copy of our Audit Committee Charter may be found on our website, www.tylertech.com.

•
A Compensation Committee Charter, which requires, among other things, that the committee be comprised solely of independent directors and sets forth the guidelines for determining executive compensation. A copy of our Compensation Committee Charter may be found on our website, www.tylertech.com.

•
A Nominating and Governance Committee Charter, which requires, among other things, that the committee be comprised of at least two directors, each independent, who are responsible for recommending candidates for election to the Board of Directors. A copy of our Nominating and Governance Committee Charter may be found on our website, www.tylertech.com.

Code of Business Conduct and Ethics
Our Board of Directors has adopted a Code of Business Conduct and Ethics that applies to all of our directors, executive officers (including, without limitation, the chief executive officer, chief financial officer, principal accounting officer, and controller), and employees. The purpose of the Code of Business Conduct and Ethics is to promote
•	Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships
•	Full, fair, accurate, timely, and understandable disclosure in our public communications and reports filed with the SEC
•	Compliance with applicable governmental laws, rules, and regulations
•	Prompt internal reporting of violations of the policy to the appropriate persons designated therein, including anonymous “whistleblower” provisions
•	Accountability for adherence to the policy
A copy of our Code of Business Conduct and Ethics may be found on our website, www.tylertech.com, or will be furnished, without charge, upon written request at our principal executive offices. We will promptly post on our website any future amendments or waivers related to our Code of Business Conduct and Ethics.

2021 Proxy Statement 17

Stock Ownership Guidelines and Stock Anti-Hedging and Pledging Policy
In 2018, our Board of Directors approved two additional corporate governance initiatives. The first is a set of stock ownership guidelines, which are based on the Board’s belief that Tyler’s directors and executive officers should have a meaningful ownership stake in Tyler that will align their interests with Tyler’s shareholders and will promote sound corporate governance. The guidelines apply to non-employee members of the Board and executive officers of Tyler. The market value of shares each “covered person” is required to hold is equal to or greater than the ownership levels specified below, based on a multiple of executive officers’ base salary or non-employee directors' annual cash retainer.
Covered Person Position	Share Ownership Guideline
Executive Chairperson, Chief Executive Officer, President	6 times base salary
Other Named Executive Officers	4 times base salary
Other Executive Officers as designated by the Compensation Committee of the Board	1 times base salary
Non-employee Directors	4 times annual cash retainer
Compliance will be evaluated once a year, as of the last day of each fiscal year. We expect each covered person to meet these guidelines within three years from the later of (1) their commencement of service with Tyler as a covered person or (2) the adoption of these guidelines. In the event of a promotion or an increase in base salary or annual cash retainer, the covered person is expected to meet the higher ownership amount within three years from the effective date of the promotion, salary or retainer change. Each of our covered persons is in compliance with the Stock Ownership Guidelines as of December 31, 2020. A copy of the Stock Ownership Guidelines may be found on our website, www.tylertech.com.
The second initiative is an anti-hedging/pledging policy, which provides that the same non-employee directors and executive officers subject to the Stock Ownership Guidelines are prohibited from engaging in any hedging transaction that could reduce or limit that person’s holdings, ownership or interest in Company securities. Such transactions, while allowing the holder to own the Company’s securities without the full risks and rewards of ownership, potentially separate the holder’s interests from those of the Company’s shareholders generally. In addition, those same covered persons are also discouraged from pledging Company securities or from holding Company securities in margin accounts and are prohibited from doing so to the extent of the Stock Ownership Guidelines. A copy of the Stock Anti-Hedging and Pledging Policy may be found on our website, www.tylertech.com
Board Independence
Our Board of Directors has determined, after considering all of the relevant facts and circumstances, that (1) each of the non-employee directors standing for election (Mr. Carter, Ms. Cline, Mr. Hawkins, Ms. Landrieu, Mr. Pope and Mr. Womble) has no material relationship with us (either directly or as a partner, shareholder, or officer of an organization that has a relationship with us) and (2) each of the non-employee directors, except for Mr. Womble, is “independent” within the meaning of the New York Stock Exchange director independence standards currently in effect. Although more than three years have passed since Mr. Womble’s retirement from Tyler, Mr. Womble is not considered independent under New York Stock Exchange Rules because an immediate family member is an employee of the Company and receives more than $120,000 in direct compensation from the Company. See “Certain Relationships and Related Transactions.” As a result, if each of the nominees for director is elected at the annual meeting, our Board of Directors will be comprised of a majority of “independent” directors as required by the New York Stock Exchange. Furthermore, our Board of Directors has determined that each of the members of the Audit Committee, Compensation Committee, and Nominating and Governance Committee has no material relationship with Tyler (either directly or as a partner, shareholder, or officer of an organization that has a relationship with Tyler).
Committees and Meetings of the Board of Directors
Our Board of Directors has the following four standing committees: Audit Committee; Compensation Committee; Nominating and Governance Committee; and Executive Committee. Each committee (other than the Executive Committee) has a written charter, which may be found at our website, www.tylertech.com. Each then-current Board member participated in at least 75% of all Board and committee meetings held during the portion of 2020 that they served as a director and/or committee member. During 2020, our Board of Directors held six meetings.

18	2021 Proxy Statement

The table below provides the current membership and 2020 meeting information for each of the committees:
Name	Audit	Compensation	Nominating and Governance	Executive
Donald R. Brattain	•
Glenn A. Carter		•	Chair
Brenda A Cline	Chair		•
J. Luther King, Jr.		•
Mary Landrieu			•
John S. Marr, Jr.				Chair
Daniel M. Pope	•	Chair
Dustin R. Womble
H. Lynn Moore, Jr.				•
Total Meetings in 2020	Five	Four	Three	Periodically
Below is a description of each committee. Each committee has authority to engage legal counsel or other advisors or consultants as it deems appropriate to carry out its responsibilities.
Audit Committee. The Audit Committee assists the Board of Directors in its oversight of the quality and integrity of our accounting, auditing, and reporting practices. The Audit Committee’s role includes:
•	Considering the independence of our independent auditors before we engage them
•	Reviewing with the independent auditors the fee, scope, and timing of the audit
•
Reviewing the completed audit with the independent auditors regarding any significant accounting adjustments, recommendations for improving internal controls, appropriateness of accounting policies, appropriateness of accounting and disclosure decisions with respect to significant unusual transactions or material obligations, and significant findings during the audit

•	Performing periodic formal committee evaluations
•	Reviewing our financial statements and related regulatory filings with management and the independent auditors
•	Meeting periodically with management and internal audit to discuss internal accounting and financial controls
The Audit Committee is responsible for the appointment, compensation, retention, and oversight of the independent auditor engaged to prepare or issue audit reports on our financial statements and internal control over financial reporting. The Audit Committee relies on the expertise and knowledge of management, internal audit and the independent auditor in carrying out its oversight responsibilities. The Board of Directors has determined that each Audit Committee member is a non-management director who satisfies the New York Stock Exchange director independence standards and has sufficient knowledge in financial and auditing matters to serve on the Audit Committee. In addition, the Board of Directors determined that, for 2020, Mr. Brattain, and Ms. Cline were “audit committee financial experts” as defined by SEC rules. Ms. Cline, who the Board expects to propose to continue as Chairperson of the Audit Committee, remains, in the determination of the Board, an “audit committee financial expert” as defined by SEC rules.
Compensation Committee. The Compensation Committee has responsibility for defining and articulating our overall compensation philosophy and administering and approving all elements of compensation for elected corporate officers, including base salary, annual cash incentive compensation, and long-term equity incentive compensation. The Compensation Committee reports to shareholders as required by the SEC. See “Compensation Discussion and Analysis—Compensation Committee Report.” Members of the Compensation Committee are non-management directors who, in the opinion of the Board of Directors, satisfy our Independence Standards. For more information about the work of the Compensation Committee, see “Compensation Discussion and Analysis.”
Nominating and Governance Committee. The Nominating and Governance Committee’s duties include:
•	Identifying and recommending candidates for election to our Board of Directors
•	Identifying and recommending candidates to fill vacancies occurring between annual shareholder meetings
•	Reviewing the composition of Board committees
•	Periodically reviewing the appropriate skills and characteristics required of Board members in the context of the current make-up of our Board of Directors
Executive Committee. The Executive Committee has the authority to act for the entire Board of Directors, but may not commit to an expenditure in excess of $5,000,000 without full Board approval.

2021 Proxy Statement 19

Board Leadership Structure
Tyler’s governing documents allow the roles of Chairperson the Board and Chief Executive Officer to be filled by the same or different individuals. This approach allows the Board flexibility to determine whether the two roles should be separate or combined based upon the Company’s needs and the Board’s assessment of the Company’s leadership from time to time. The Board believes that having Mr. Marr serve as Executive Chairperson and having Mr. Moore serve as Chief Executive Officer is in the current best interests of Tyler and its shareholders. As Chief Executive Officer and President, Mr. Moore has full responsibility for the day-to-day leadership of Tyler’s operations. Mr. Moore receives input from Mr. Marr as needed, as intended by Mr. Marr and the Board. Mr. Marr and Mr. Moore communicate frequently with each other and with the Board and management. This arrangement allows Mr. Moore to concentrate on and take leadership over executing the Company’s strategic initiatives and business plans and confront its challenges, with Mr. Marr providing executive oversight and facilitating communication between management and the Board.
Should the roles of Chief Executive Officer and Chairperson of the Board again be assumed by the same person in the future, the Board should and will designate an independent director to serve as the Lead Director. In such event, the duties of Lead Director will be consistent with the responsibilities generally held by “lead directors” at public companies, including:
•	Presiding at all meetings of the Board at which the Executive Chairperson of the Board is not present, as well as executive sessions of the independent directors
•	Serving as liaison between the Executive Chairperson of the Board and the independent directors
•	Having the authority to call meetings of the independent directors and preparing the agenda for such meetings
•	Coordinating the activities of the independent directors when acting as a group
•	Approving meeting schedules to ensure there is sufficient time for discussion of all agenda items
•
Advising the Executive Chairperson and Chief Executive Officer as to the quality, quantity, and timeliness of the flow of information from management, including the materials provided to directors at Board meetings

The Board believes there is no single organizational model that is the best and most effective in all circumstances. As a result, the Board will periodically reexamine its corporate governance policies and leadership structures on an ongoing basis to ensure that they continue to meet the Company’s needs.
The Board’s Role in Risk Oversight
Senior management is responsible for assessing and managing Tyler's various exposures to risk on a day-to-day basis, including the creation of appropriate risk management policies and programs. The Board of Directors is responsible for overseeing management in the execution of its responsibilities and for assessing Tyler's overall approach to risk management. The Board of Directors exercises these responsibilities periodically as part of its meetings and also through its committees, each of which examines various components of enterprise risk as part of its responsibilities. The Audit Committee oversees management of financial risks, as well as Tyler's policies with respect to risk assessment and risk management. The Compensation Committee is responsible for overseeing the management of risks relating to Tyler's executive compensation plans and arrangements. The Nominating and Governance Committee manages risks associated with Board independence and potential conflicts of interest. In addition, an overall review of risk is inherent in the Board’s consideration of our long-term strategies and in the transactions and other matters presented to the Board, including capital expenditures, acquisitions and divestitures, other financial matters, and cybersecurity. The Board of Directors' role in risk oversight is consistent with our leadership structure, with the Chief Executive Officer and other members of senior management having responsibility for assessing and managing our risk exposure, and the Board and its committees providing oversight in connection with these efforts.
Audit Committee Financial Expert
Our Board of Directors determined that two members of the 2020 Audit Committee (Mr. Brattain and Ms. Cline) possessed the attributes necessary to qualify as an “audit committee financial expert” as set forth in Item 401(h) of the SEC’s Regulation S-K. The Board expects to propose that Ms. Cline continue as Chairperson of the Audit Committee, and she continues to possess these same attributes.

20	2021 Proxy Statement

Pre-Approval Policies and Procedures for Audit and Non-Audit Services
The Audit Committee Charter requires that the Audit Committee pre-approve all of the audit and non-audit services performed by Tyler's independent auditors. The purpose of these pre-approval procedures is to ensure that the provision of services by Tyler's independent auditors does not impair their independence. Each year, the Audit Committee receives fee estimates from Tyler's independent auditors for each category of services to be performed by the independent auditors during the upcoming fiscal reporting year. These categories of services include Audit Services, Audit-Related Services, Tax Services, and All Other Services. Upon review of the types of services to be performed and the estimated fees related thereto, the Audit Committee will determine which services and fees should be pre-approved for a period of twelve months. The Audit Committee may periodically review the list of pre-approved services based on subsequent determinations. Unless a type of service to be provided by the independent auditor has received general pre-approval, it will require specific pre-approval by the Audit Committee (or delegated member of the Audit Committee) prior to the performance of such service. Any proposed services exceeding the pre-approved cost levels will also require specific pre-approval by the Audit Committee (or delegated member of the Audit Committee).
Director Nominating Process
The Nominating and Governance Committee is responsible for reviewing and interviewing qualified candidates to serve on our Board of Directors and to select both “independent” as well as management nominees for director to be elected by Tyler's shareholders at each annual meeting. The Nominating and Governance Committee is comprised solely of independent directors and operates under a Charter for the Nominating and Governance Committee. Our Corporate Governance Guidelines include the criteria our Board of Directors believes are important in the selection of director nominees. For more information about director nominee criteria and qualifications, see “Tyler Management –– Board Diversity and Director Nominee Qualifications.”
The Nominating and Governance Committee may, in the exercise of its discretion, actively solicit nominee candidates, including through the retention of a professional search firm to assist in identifying appropriate nominee candidates. Nominee recommendations may also be submitted by other directors, and nomination recommendations submitted by shareholders will also be considered as described below.
The Nominating and Governance Committee will consider qualified nominees recommended by shareholders who may submit recommendations to the committee in care of our Corporate Secretary at our corporate headquarters, 5101 Tennyson Parkway, Plano, Texas 75024. To be considered by the Nominating and Governance Committee, shareholder nominations must be submitted in accordance with our bylaws and must be accompanied by a description of the qualifications of the proposed candidate and a written statement from the proposed candidate that they are willing to be nominated and desires to serve, if elected. Nominees for director who are recommended by our shareholders will be evaluated in the same manner as any other nominee for director.
Nominations by shareholders may also be made at an annual meeting of shareholders in the manner provided in Tyler's bylaws. Our bylaws require that a shareholder entitled to vote for the election of directors may make nominations of persons for election to our Board at a meeting of shareholders by complying with required notice procedures. Nominations must be received at Tyler's corporate headquarters not less than 75 days or more than 85 days before any annual meeting of shareholders. If, however, notice or prior public disclosure of an annual meeting is given or made less than 75 days before the date of the annual meeting, the notice must be received no later than the 10th day following the date of mailing of the notice of annual meeting or the date of public disclosure of the date of the annual meeting, whichever is earlier. The notice must specify the following:
•	As to each person the shareholder proposes to nominate for election or re-election as a director
•	The name, age, business address, and residence address of the person
•	The principal occupation or employment of the person
•	The class and number of shares of our capital stock that are beneficially owned by the person
•
A description of all direct and indirect compensation and other material monetary agreements, arrangements, or understandings during the previous three years, and any other material relationships, between the shareholder and the proposed nominee

•	Any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors under Regulation 14A of the Exchange Act
•	As to the shareholder giving notice
•	The name and record address of the shareholder and any other shareholder known to be supporting the nominee
•	The class and number of shares of our capital stock that are beneficially owned by the shareholder making the nomination and by any other supporting shareholders

2021 Proxy Statement 21

•	Any proxy, contract, arrangement, understanding, or relationship pursuant to which the shareholder has a right to vote any company shares
Tyler may require that the proposed nominee furnish us with other information as we may reasonably request to assist us in determining the eligibility of the proposed nominee to serve as a director. At any meeting of shareholders, the presiding officer may disregard the purported nomination of any person not made in compliance with these procedures.
Communications with Our Board of Directors
Any shareholder or interested party who wishes to communicate with our Board of Directors or any specific director(s), including non-management director(s), may write to:
Board of Directors
Tyler Technologies, Inc.
5101 Tennyson Parkway
Plano, Texas 75024
Depending on the subject matter, management will:
•
Forward the communication to the director or directors to whom it is addressed (for example, if the communication received relates to our “whistleblower policy” found on our website, www.tylertech.com, including questions, concerns, or complaints regarding accounting, internal accounting controls, and auditing matters, it will be forwarded by management to the Chairperson of the Audit Committee for review);

•
Attempt to handle the inquiry directly (for example, if the communication is a request for information about us or our operations or it is a stock-related matter that does not appear to require direct attention by our Board of Directors); and/or

•
Not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic. At each meeting of our Board of Directors, our Chairperson will present a summary of all communications received since the last meeting of the Board of Directors that were not forwarded and will make those communications available to any director on request.

Director Attendance at Annual Meetings
Directors are not required to attend our annual meetings of shareholders. However, our Board of Directors typically holds a meeting immediately following the annual meeting of shareholders. Therefore, in most cases, all of our director nominees will be present at the annual meeting. All of our director nominees were present at the 2020 annual meeting of shareholders.
Environment and Social Responsibility
Tyler has built its brand by delivering value for clients, creating a strong workplace culture, and empowering strong, vibrant communities. In 2020, we rose to new levels of collaboration, creativity, and perseverance with virtual solutions and delivery models to ensure the stability and continuity of our clients’ operations and critical government services amid the pandemic. We accomplished this throughout a sweeping transition to remote work and service, both internally and among our clients.
Safety and stability for our team members were among our highest priorities, as we offered numerous benefits and stood by our commitment to avoiding headcount reductions due to COVID-19. We also continued to support community organizations through the allocation of grants by the Tyler Foundation and took innovative approaches to partnering with clients in response to the year’s events
Tyler has established a cross-functional management committee (including executive leaders from Tyler's finance, human resources, and legal disciplines) to coordinate and communicate the Company's environmental, social, and governance (ESG) initiatives. More information on those initiatives can be found in our 2020 Corporate Responsibility Report, available on our website. While the Board as a whole is briefed on the Company's ESG initiatives, the Nominating and Governance Committee has been tasked with direct oversight responsibility for those activities. Tyler's ESG disclosures are designed to align with recognized frameworks including the Sustainability Accounting Standards Board Standards and the Global Reporting Initiative Standards.

22	2021 Proxy Statement

Environment
In 2020, we established our Environmental Task Force (ETF), which is organized around three pillars: energy optimized operations; resource efficiency; and Green Planet initiatives. The ETF is composed of facilities leaders from each of our seven divisional locations across the country. Environmental sustainability has also attracted grassroots proponents at our offices, such as the “green teams” established in our Seattle and Maine offices.
In response to COVID-19, we moved to a nearly 100% virtual work environment in March 2020. We have continued to implement, support, and provide other professional services to our clients virtually and we expect to continue to do so, for many of our clients, even after we return fully to offices. A virtual services-delivery model reduces client expense and time to implement, while also reducing the impact of frequent travel on our employees and the environment. As noted in our Corporate Sustainability Report, in 2020, Tyler’s air travel mileage dropped 74%, from over 61.5 million miles to less than 16 million miles, and we also significantly reduced both rental car mileage and the number of hotel stays. Overall, our estimated scope 3 emissions associated with business travel decreased by 74%, and yet, our quality of service and business operations has not been negatively impacted by this change in operations. Through remote management of projects, we have realized an opportunity to decrease our environmental impacts while continuing to meet client expectations, and we plan to leverage this experience to create a more sustainable approach to business travel going forward. This supplements other positive impacts we have had on the environment, including more than 75,000 gallons of water saved per day through rainwater irrigation and supporting paperless processing at client sites through implementation of our digital workflows. Beyond our office locations, our products are increasing efficiencies at more than 11,000 sites across the public sector, with many of our solutions providing a dramatic reduction in fuel use and paper waste.
Social Responsibility
Tyler is committed to providing employees with an inclusive and safe workplace where they find purpose, growth, and reward, both individually and collectively. Our practices and programs in recruiting and onboarding, talent management, engagement, and development as well as our compensation and benefit programs are continually assessed and improved as needed to ensure we attract, engage and retain a team dedicated to serving the public sector. In 2020, we implemented new recruiting tools and analytics to support improved recruiting effectiveness, including the recruitment of diverse talent. We enhanced existing benefits and introduced new benefits, all fully paid by Tyler, to support our employees and their families given the impact of COVID-19. We introduced new training to improve new manager effectiveness and developed Tyler's new mission, vision and value statements to further strengthen our workplace culture as we continue to grow. We give generously to support employee charitable requests through the Tyler Foundation, our endowment for charitable giving. For our clients and shareholders, we provide peace of mind by investing in security, compliance, and privacy initiatives that meet or exceed software industry standards. We embrace a culture of mutual respect and inclusion where diverse people with different perspectives and backgrounds serve the community. In 2020, Tyler was included in Forbes’ “Best Employers for Diversity” list for the second time and numerous Tyler offices were also recognized in “Best Place to Work” listings.
Governance
In adhering to corporate governance standards, integrity is our guiding principle and our number one requirement for success —with our team members, our clients, our shareholders, and even with our competitors. We adhere to a Code of Business Conduct and Ethics that includes our Whistleblower Policy. To preserve the independence of our business interests, our long-standing company policy is to prohibit contributions to or for any political party, committee, or candidate for public office.
We invest in technical and operational solutions and training to evolve the security of our applications, architecture, and processes. On an annual basis, all Tyler team members are required to complete information security training. Our corporate website sets forth our Privacy Statement, and our Compliance page sets forth our various privacy regimes. Our Board receives regular updates on information security matters from leaders of our information technology, information security, and/or legal teams.
To learn more about these ESG efforts, please view our 2020 Corporate Social Responsibility Report under the Corporate Social Responsibility section of our website at www.tylertech.com.

2021 Proxy Statement 23

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT
The following table sets forth certain information concerning the beneficial ownership of our Common Stock as of March 19, 2021, by (i) each beneficial owner of more than 5% of our Common Stock, (ii) each director and nominee, (iii) each “Named Executive Officer” (as defined in the SEC’s Regulation S-K), and (iv) all of our executive officers and directors as a group.
Security Ownership of Directors and Management
Name and Address of Beneficial Owner(1)	Direct(2)	Options Exercisable Within 60 Days(3)	Stock Awards Vested Within 60 Days(4)	Other(5)	Total	Percent of Class(6)
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	4,483,188(7)	—	—	—	4,483,188	11.0%
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	4,471,328(8)	—	—	—	4,471,328	11.0%
Brown Capital Management, LLC 1201 N. Calvert Street Baltimore, MD 21202	1,854,286(9)	—	—	—	1,854,286	4.6%
Janus Henderson Group PLC 201 Bishopsgate EC2M 3AE United Kingdom	1,480,959(10)	—	—	—	1,480,959	3.7%
Directors and Nominees
Donald R. Brattain	3,912	5,000	753	2,660(11)	12,325	*
Glenn A. Carter	500	17,000	753	—	18,253	*
Brenda A. Cline	3,249	10,000	753	—	14,002	*
J. Luther King, Jr.	80,014	30,000	753	61,179(12)	171,946	*
Ronnie D. Hawkins, Jr.	—(13)	—	—	—	—	*
Mary L. Landrieu	—	—	753	—	753	*
Daniel M. Pope	2,570	7,225	753	—(14)	10,548	*
Dustin R. Womble	137,331	21,231	753	—(15)	159,315	*
Named Executive Officers
John S. Marr, Jr.	94,453	231,782	—	60,150(16)	386,385	1.0%
H. Lynn Moore, Jr.	74,094	173,250	—	—	247,344	*
Brian K. Miller	53,136	39,000	—	—(17)	92,136	*
Directors and executive officers as a group (9 persons)	12,739,020	534,488	5,271	123,989	13,402,768	2.7%
*	Less than one percent of our outstanding common stock
(1)	Unless otherwise noted, the address of each beneficial owner is our corporate headquarters: 5101 Tennyson Parkway, Plano, Texas 75024.
(2)	“Direct” represents shares as to which each named individual has sole voting or dispositive power.
(3)	“Options Exercisable within 60 Days” reflects the number of shares that could be purchased by exercise of options at March 19, 2021, or within 60 days thereafter.
(4)	“Stock Awards Vested within 60 Days” reflects the number of restricted stock units that will vest and be settled in shares at March 19, 2021, or within 60 days thereafter.
(5)	“Other” represents the number of shares of common stock as to which the named entity or individual share voting and dispositive power with another entity or individual(s).
(6)
Based on 40,715,238 shares of our common stock issued and outstanding at March 19, 2021. Each shareholder’s percentage is calculated by dividing (a) the number of shares beneficially owned by (b) the sum of (i) 40,715,238 plus (ii) the number of shares such owner has the right to acquire within 60 days.

(7)
Based on information reported by BlackRock, Inc. on Amendment No. 12 to Schedule 13G that was filed with the SEC on January 27, 2021. BlackRock, Inc. is deemed to have beneficial ownership of all of these shares, which includes sole voting power for 4,154,383 shares, sole investment power for all 4,483,188 shares.

24	2021 Proxy Statement

(8)
Based on information reported by The Vanguard Group on Amendment No. 9 to Schedule 13G that was filed with the SEC on February 10, 2021. The Vanguard Group is deemed to have beneficial ownership of these shares, which includes sole voting power of 0 shares, sole investment power of 4,277.331 shares, shared voting power of 193,997 shares, and shared investment power of 83,115 shares.

(9)
Based on information reported by Brown Capital Management, LLC on Amendment No. 13 to Schedule 13G that was filed with the SEC on February 14, 2020. Brown Capital Management, LLC is deemed to have beneficial ownership of these shares, which includes sole voting power of 1,084,616 shares and sole investment power for all 1,854,286 shares.

(10)
Based on information reported by Janus Henderson Group PLC on Amendment No.1 to Schedule 13G that was filed with the SEC on February 11, 2019. Janus Henderson Group PLC is deemed to have beneficial ownership of these shares, which includes shared voting power of all 1,480,959 shares and shared investment power for all 1,480,959 shares.

(11)
Includes (a) 2,762 shares held by Deephaven Enterprises, Inc., of which Mr. Brattain is the sole shareholder, and (b) 2660 shares held in an investment retirement account for the benefit of Mr. Brattain's spouse.

(12)
Represents shares of common stock held by clients of Luther King Capital Management, an investment advisory firm controlled by Mr. King in which he is deemed to have voting and investment power. Mr. King expressly disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

(13)	2021 Board nominee.
(14)	Includes 100 shares of common stock pledged to secure personal debt.
(15)	Includes: 43,252 shares of common stock pledged to secure personal debt and 27,894 shares of our common stock held in a margin account.
(16)
Includes: (a) 49,500 shares of common stock held in a partnership in which Mr. Marr is the general partner and has sole voting and investment power (the partnership is owned 99% by a trust in which Mr. Marr’s disclaims beneficial ownership and 1% by the general partner); and (b)10,650 shares held in two trusts for which Mr. Marr is a co-trustee and is deemed to have shared voting and dispositive power. Mr. Marr disclaims beneficial ownership of such securities except to the extent of his pecuniary interest therein.

(17)
Includes:(a)17,455 shares owned indirectly, which are owned by a family trust for which Mr. Miller’s spouse is the beneficiary and trustee; (b) 4,583 shares owned indirectly, which are owned by a family trust for which Mr. Miller’s children is a beneficiary and Mr. Miller is the trustee; and (c) 4,743 shares owned indirectly, which are owned by a family trust for which one of Mr. Miller’s children is a beneficiary and Mr. Miller is the trustee.

Delinquent Section 16(a) Reports
Section 16(a) of the Securities Exchange Act requires that our directors, executive officers, and 10% or more shareholders file with the SEC and New York Stock Exchange initial reports of ownership and reports of changes in ownership of our common stock. These persons are required to furnish us with copies of all Section 16(a) reports they file with the SEC. To our knowledge, based solely upon (i) our review of the copies of the forms we received during 2020 and (ii) written representations from our directors and executive officers, we believe that all of our directors, officers, and 10% or more shareholders complied with all Section 16(a) filing requirements during 2020, with two exceptions. On January 29, 2021, two filings were made on behalf of Mr. Brattain with respect to a sale of indirectly held shares on August 6, 2020. On March 12, 2021, a filing was made on behalf of Mr. Pope with respect to a charitable gift of shares on December 15, 2020.

2021 Proxy Statement 25

COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis describes the compensation program for certain of our executive officers (the “Named Executive Officers” or “NEOs”) and provides an overview of our executive compensation philosophy, objectives, policies and practices. It also describes how and why the Compensation Committee made specific decisions relative to Named Executive Officer compensation, including the objectives and key factors considered in determining 2020 compensation and summarizes 2021 approved compensation.
EXECUTIVE SUMMARY
2020 Business Highlights
In 2020, we produced strong financial results despite the impact of COVID-19, particularly with respect to operating profit, while continuing to invest in product development and diversified revenue sources, including our virtual court product and payment-based revenues. In terms of financial results, we achieved the following:
For the year ended December 31, 2020:
•	Tyler achieved annual Generally Accepted Accounting Principles (“GAAP”) revenue of $1.117 billion, a 3 percent increase over 2019;
•	Recurring revenues increased 17 percent over 2020 to $818 million, and comprised approximately 73 percent of our total revenues in 2020;
•	GAAP earnings per diluted share increased 28 percent to $4.69 in 2020, and non-GAAP earnings per diluted share increased 4 percent to $5.52;
•	We generated a record $355 million in cash provided by operations during the year, and ended the year with total cash and investments of $758 million and no debt;
•	We generated Adjusted EBITDA of $326 million;
•	We closed the year with backlog of $1.59 billion, up nearly 9.4 percent from 2019.
Our executive officers, along with our entire team, were focused on leading our business and clients through the impact of COVID-19 and also delivered on strategic objectives and key initiatives during 2020. In addition to strong operating profit, 2020 achievements included:
•	Continued progress in achieving our Connected Communities vision with multi-product sales and our continuing strategic collaboration with Amazon Web Services;
•	Shifted to a virtual delivery model and rapidly deployed a virtual court product to continue to support our current and future clients in the public sector;
•	Provided enhanced COVID-19 benefits to employees and recognized as a “Best Place to Work” for several Tyler offices;
•	Ranked by Forbes on its “Best Employers for Diversity” list for the second time as well as Government Technology Magazine's “GovTech Top 100” list for the fifth time.
COVID-19 Impact
Our team moved to remote work in March 2020, pivoting rapidly to develop for, sell to, implement and support our public sector clients during the pandemic. Key highlights of our response to COVID-19 are summarized below. Unless noted otherwise, these practices were applied to all team members, including our Named Executive Officers, as follows:
•	Job Security. We committed to no layoffs related to COVID-19. In 2020, we grew our workforce by 160 FTEs as we continued to meet the needs of our public sector clients virtually.
•
Health Benefits. We enhanced mental health benefits and resources, covered telehealth visits 100% for medical and mental health services, and provided full coverage for all COVID-19 testing and treatment under all Company medical plans at no cost to employees and their dependents.

•
Paid Leave. We introduced an additional paid time-off benefit (CTO) which was used in addition to our existing paid time off program, by employees awaiting test results, diagnosed with COVID-19, or unable to perform their duties from home, whether due to COVID-19, the nature of their work in a Tyler office, or a client request. In 2020, team members utilized over 21,000 hours of CTO paid time-off benefits in addition to existing sick and vacation time provided.

•
Compensation. Our employees received merit increases in 2020 as budgeted. Staff incentives are paid based on achievement of corporate and divisional goals, which were impacted by COVID-19. Staff bonuses were paid as

26	2021 Proxy Statement

earned with a small number of adjustments to bring staff most impacted to a threshold payout in recognition of their commitment to our clients and the team in 2020. We believe this investment in retaining our employees is in the best long-term interests of our shareholders and our clients. No adjustments were made to NEO short-term or long-term incentive plans, which were paid as earned. Prior to COVID-19, projected payouts under the annual short-term incentive plan were tracking on target and the long-term incentive program was projected to pay above target as we entered 2020 due to strong performance in the first two years of the three-year performance period. Final performance achieved, inlcuding the impact of COVID-19, decreased to 70% of target for the short-term incentive plan and 100% of target for the multi-year long-term incentive plan. Short-term and long-term equity vested on these levels of achievement, with no adjustment due to the impact of COVID-19, as described in further detail within the CD&A.
2020 Executive Compensation Summary
Key compensation highlights for our Named Executive Officers are as follows:
•	Mr. Marr's base salary was decreased 2.9%. Mr. Moore and Mr. Miller received increases in their base salary of 1.9% and 1.4% respectively.
•
No changes were made to short-term incentive target levels for Mr. Moore and Mr. Miller in 2020. As Executive Chairperson, Mr. Marr does not receive a short-term incentive. Mr. Moore earned 793 short-term performance-based restricted stock units (“PSUs”) and Mr. Miller earned 604 short-term PSUs in 2020, both reflecting 70% achievement of short-term incentive performance goals in 2020.

•
Consistent with his transition to Executive Chairperson, the number of stock options granted to Mr. Marr in 2020 was reduced 50% from the previous year and the number of long-term PSUs granted to Mr. Marr was reduced 100% from the previous year. Mr. Marr received 7,500 stock options and no long-term PSUs in 2020 compared to 13,750 stock options and 7,500 long-term PSUs granted in 2019. Option grants to Mr. Moore and Mr. Miller remained unchanged from 2019 grant levels. The long-term PSU grant to Mr. Moore was reduced from 7,500 PSUs in 2019 to 5,000 PSUs in 2020. The long-term PSU grant to Mr. Miller was reduced from 5,000 PSUs in 2019 to 3,333 PSUs in 2020.

The total direct compensation received by our Named Executive Officers in 2020 was allocated as follows:

CEO
11%
8%
47%
34%
Pay at risk 89%
All Other NEOs
16%
7%
52%
25%
Pay at risk 84%
Annual Salary
Annual Incentive (PSUs)
Long-Term Incentive (PSUs)
Long-Term Incentive (Options)

Our executive compensation program emphasizes performance-based compensation tied to the creation of long-term shareholder value. We believe that incentives that vest over multiple years motivate and retain our executives while aligning their interest in the long-term performance of the Company with that of our shareholders. As a result, a substantial portion of our executives’ compensation consists of performance-based restricted stock units and stock options that provide no value to our executives unless value is created for our shareholders through long-term performance of the Company.

2021 Proxy Statement 27

SHAREHOLDER ENGAGEMENT
At our 2020 Annual Meeting of Shareholders, our say-on-pay proposal received the support of 95% of the votes cast. Our Board views this support as affirmation that our shareholders support our approach to Named Executive Officer compensation, that our policies are in alignment with our shareholders, and that they appropriately reflect our “pay for performance” philosophy. Based on the high level of approval, the Compensation Committee determined that changes made to the executive compensation practices after the stockholder outreach in 2019 and continuing discussions since that time remain appropriate and should be continued. These practices include:
Change to Executive Compensation	Summary
Elimination of the equity grant associated with the five-year employment agreements	Current Practice: We do not plan to issue an equity grant to our Named Executive Officers with any future employment agreements after the current agreements expire in 2023.

Historical Practice: Corresponding with the renewal of five-year employment agreements, the Company had historically provided a grant in time-based restricted stock units that vest over the five-year term of the employment agreements. This grant was made in addition to an annual grant that includes a combination of stock options and long-term PSUs to our Named Executive Officers provided based on the achievement of average three-year revenue growth. Target total compensation to our Named Executive Officers, including both the value of the annual grants and the annual value of the five-year grant associated with the employment agreements, has consistently remained at or below the levels within our peer group. The last equity grant associated with the five-year employment agreements was provided in 2018.

Reduction in compensation of Executive Chairperson in final stage of CEO leadership transition	In Mr. Marr's transition to Executive Chairperson, his total compensation has been reduced by over 70%:
	–	Salary: Reduced from $525,000 to $300,000
	–	Short-term incentive: removed; previous target 100% of salary
	–	Long-term incentive: PSUs removed, Options reduced to 1/3 of pre-Chairperson level

The Compensation Committee believes the changes to Mr. Marr’s compensation, beginning in 2018 and continuing through 2020, are consistent with the multi-year leadership transition at Tyler and with feedback received in our discussions with investors. In May 2018, Mr. Marr became Executive Chairperson of the Board and Mr. Moore became President and Chief Executive Officer. Early in the transition, Mr. Marr continued to participate in daily operational, strategic and Board-related matters. With the transition now complete, Mr. Moore has full responsibility for daily operations. Mr. Marr's focus is on strategic and Board-related matters. In alignment with the leadership transition, the Compensation Committee has reduced Mr. Marr’s total compensation each year since the transition began in 2018.

Over the course of 2020, we enjoyed meaningful engagement with a variety of shareholders. Those discussions focused on corporate governance initiatives, board composition considerations, and ESG matters. Some recent enhancements to our management and oversight activities in response to that investor input include:
•
Updated Corporate Governance Guidelines that include references to the Board's expectations for a diversity of backgrounds, skills and experience, and the Board's target average tenure of less than 10 years for independent directors;

28	2021 Proxy Statement

•
Updated Nominating and Governance Committee Charter that specifically defines “diversity” to include a diversity of experience, skills, viewpoints, and backgrounds represented on the Board, including, but not limited to, the diversity of race, ethnicity, gender, geography, and/or areas of expertise;

•	Formally designating the Nominating and Governance Committee as the standing committee tasked with assisting the Board with oversight of ESG matters; and
•	The adoption of an Environmental Policy and a Code of Social Responsibility.

2021 Proxy Statement 29

COMPENSATION PHILOSOPHY AND OBJECTIVES
Our executive compensation program is designed and administered to reward for performance which drives shareholder value based on the following objectives:
•	Provide compensation that attracts, motivates, retains and rewards a talented executive team with deep experience in the public sector and the technology industry;
•	Design compensation to prevent excessive risk taking and responsible cost management with a mix of compensation elements balanced between fixed pay, annual incentives, and long-term incentives; and
•
Deliver compensation based on the achievement of key operational results and long-term strategic objectives which drive company performance and align executive compensation with increased shareholder value.

Elements of Executive Compensation
To achieve these objectives, we use a mix of fixed compensation, short-term incentives, and long-term incentives to provide total compensation that is designed to reward sustained strong performance while providing cash compensation that remains competitive for our industry.
We believe that sustained achievement of measurable financial objectives leads to increased shareholder value. As such, a significant portion of our Named Executive Officers’ target total direct compensation is “at-risk” and based on the achievement of annual and long-term financial objectives. Linking our executive officer compensation to challenging performance objectives creates a strong incentive to achieve both short-term growth and profitability objectives and to create sustainable long-term value for our shareholders.
Element	Form of Compensation	Purpose	2020 Metric
Base salary	Cash	Provide competitive, fixed compensation to attract and retain executive talent with the specific skills and experience needed to drive continued growth	Base salary is a fixed component and changes to salary, when made, are dependent on individual performance, peer and market comparisons and retention goals
Annual Incentive compensation	Performance-based restricted stock units (PSUs)	Provides reward for achieving or exceeding annual financial performance goals	Achievement of adjusted earnings per share goals (Non-GAAP), which are recommended by the CEO and approved by the Compensation Committee
Long-term equity-based compensation	Performance- based restricted stock units (PSUs) and stock options	Create a strong financial incentive for shareholder value creation with significant company equity stake linked to long-term, future Company performance	3-year Revenue Growth (PSUs); shareholder value created, in the form of increased value per share (Options)

30	2021 Proxy Statement

Executive Compensation Related Policies and Practices
We operate under the following compensation-related governance practices for responsible management of risk and expense in the reward of our Named Executive Officers:
Our Philosophy	Our Practice
Our executive compensation program and practices are designed to reward for performance, not provide perquisites
Total Target Compensation for our Named Executive Officers is consistently set at or below levels within our peer group with the opportunity for increased compensation based on performance above planned growth goals.

78% of total target compensation to our Named Executive Officers is “at risk” compensation.

Our Named Executive Officers receive no material non-cash benefits, deferred compensation benefits or other executive perquisites.

Our Named Executive Officers participate in the same health and welfare benefits available to all employees of the Company and on the same terms as broadly available.
We deliver pay for performance that consistently meets or exceeds expectations
Performance-based incentives are provided upon the achievement of annual growth and operational goals and long-term growth goals that increase shareholder value. The potential for additional compensation is linked to performance levels that exceed Board of Directors and shareholder expectations for performance and growth.

We administer our executive compensation programs and practices responsibly on behalf of our shareholders	Our Compensation Committee is comprised solely of independent directors.

We maintain an executive compensation recovery policy described further in the “Other Important Elements of our Executive Compensation” section.

We maintain stock ownership guidelines, referenced in more detail in the “Stock Ownership Guidelines” section, which require our executives to hold a meaningful ownership stake in the Company.

We design and administer our executive compensation program with caps and appropriate controls to ensure excessive risk taking is not incentivized as described in the “Other Important Elements of our Executive Compensation” section.

Our 2018 Stock Incentive Plan does not permit stock option exchanges or repricing without shareholder approval.

We maintain a Stock Anti-Hedging and Pledging Policy, described in the “Stock Anti-Hedging and Pledging Policy” section, to prohibit our executives from engaging in transactions that could reduce or limit their holdings, ownership or interest in Company securities and to discourage our executives from pledging Company securities or from holding Company securities in margin accounts.

We conduct an annual shareholder advisory vote on Named Executive Officer compensation and maintain ongoing outreach to our investors to understand their perspectives on our executive compensation program.

Our Compensation Committee conducts an Annual Compensation-Related Risk Assessment.

We do not provide excise tax payments or “gross ups” on future post-employment compensation to our Named Executive Officers if they become eligible for severance payments under the terms of their employment agreements.

2021 Proxy Statement 31

PROCESS FOR SETTING EXECUTIVE COMPENSATION
The Compensation Committee carries out the responsibilities of our Board relating to the compensation of our Named Executive Officers with input from all of our independent directors including:
•	Reviewing and approving all compensation of our CEO and other Named Executive Officers;
•	Reviewing and approving performance goals used in the design of our annual and long-term incentive plans;
•	Reviewing and approving CEO and Named Executive Officer post-employment compensation arrangements; and
•	Reviewing and approving this Compensation Discussion and Analysis.
The Compensation Committee carries out these duties in the interests of our shareholders based on our compensation philosophy and objectives. Their focus is on developing and maintaining an executive compensation program that is competitive and balances the need to attract, motivate and retain a talented, experienced executive team within a context of responsible cost and risk management.
In the course of carrying out their duties, the Compensation Committee consults with our Human Resources, Finance, and Legal departments to gather information regarding corporate and individual performance, peer and market comparator data, and financial and legal best practices and regulatory changes. The Compensation Committee reviews recommendations for performance measures and related target levels of pay for our Named Executive Officers, which is prepared by our Chief Human Resources Officer and presented in the context of our operational and long-term performance objectives, our compensation philosophy and objectives, and peer compensation data.
Role of our CEO and the other Named Executive Officers
Our Named Executive Officers do not make recommendations regarding their own compensation. The Compensation Committee does solicit the opinions of our Executive Chairperson of the Board and our Chief Executive Officer relative to the level of attainability and risk associated with performance objectives in the performance-based compensation elements and the rationale for any individual changes to Named Executive Officer compensation (other than their own). The Compensation Committee reviews and discusses the recommendations presented and uses them as one factor in approving the compensation of our Named Executive Officers.
Factors Considered in Setting Executive Compensation
In determining the amount and form of the compensation elements, the Compensation Committee considers a number of factors, including:
•	Our executive compensation program objectives;
•	Corporate performance, as reflected in the achievement of key strategic, financial and operational objectives;
•	Responsible compensation pay practices and mix of pay elements, which minimize excessive risk taking and reflect learnings from our shareholder engagement efforts;
•	Base salaries, annual incentives, and long-term incentives provided in our peer group and for peer roles in the Radford Global Technology Survey; and
•	Performance and retention of the Named Executive Officers and the value of that retention to shareholders.
Each year, our Chief Human Resources Officer provides the Compensation Committee with data to support a review of the market competitiveness of our executive compensation relative to broad industry peers, which is described in detail below. In addition to a review of this information, the Compensation Committee considers the overall objectives of our executive compensation program and the elements of the program, including the mix of cash and stock-based compensation and the mix of short-term and long-term compensation, to determine whether they are appropriate relative to operational objectives and long-term performance of the Company. The Compensation Committee may retain the services of compensation advisors for the purposes of assisting in the determination of executive compensation. In 2020, the Compensation Committee did not engage its own outside consultant for advice. The Compensation Committee was comfortable with the benchmarking data and other supporting information provided by the Chief Human Resources Officer in 2020 and believed that outside consultants were unnecessary for 2020 review of compensation. Our Named Executive Officers’ compensation is primarily composed of base salary, bonus, and stock option and PSU grants, and does not include more complex elements such as deferred compensation plans.

32	2021 Proxy Statement

Peer Group
In order to provide the Compensation Committee with more detailed and specific information about executive compensation levels and practices, we utilize a peer group (the “Peer Group”) each year to assist in determining appropriate compensation levels for the Named Executive Officers. The Peer Group used for competitive analysis consists of publicly-traded companies of similar size, most of which are in the enterprise software space.
The 18 companies in the Peer Group used to assist in setting 2020 compensation were:
ACI Worldwide, Inc.	Manhattan Associates, Inc.
Ansys, Inc.	Paycom Software, Inc.*
Aspen Technology, Inc.	Pegasystems, Inc.
Blackbaud, Inc.	PTC, Inc.*
Cornerstone onDemand, Inc.*	RealPage, Inc.
Fair Isaac Corp.*	RingCentral, Inc.*
Guidewire Software, Inc.	Splunk
j2 Global, Inc.	Veeva Systems, Inc.
Jack Henry & Associates, Inc.	Zendesk, Inc.*
We review the Peer Group annually to ensure that the companies in the Peer Group remain relevant and provide meaningful compensation comparisons. In February 2020, the Compensation Committee reviewed the Peer Group utilized in 2019, comparing them to Tyler considering the following four key metrics: revenues; net income; market capitalization; and total assets. During 2020 four peer companies were taken private and were removed from Peer Group consideration as their executive compensation information is no longer available for reference. Additionally, four peers were removed as they no longer served as comparators at an acceptable level in one or more of the key metrics evaluated. The companies identified with an asterisk above were added to the Peer Group for 2020 based on analysis of the four key metrics and to ensure the Peer Group is appropriate in size for meaningful executive compensation review. The Compensation Committee determined the updated Peer Group was appropriate for 2020 executive compensation comparative purposes.
The table below shows a comparison of those key metrics for Tyler in 2020 to the peer group average:
	Revenues	Net Income	Market Capitalization	Total Assets
	(in millions)		(in billions)
Tyler Technologies, Inc.	$935	$148	$12.0	$1.8
Peer Group Average	$934	$148(a)	$10.4	$1.8
(a)	Excludes peer companies with net losses
Compensation Survey Data
In addition to peer company data, the Compensation Committee reviews compensation data for each of the named executive officer's roles from the Radford Global Technology Survey (the “Radford Survey”), which it has used since 2010. Over 2,000 technology and life science companies use the Radford Survey to benchmark their compensation practices for all levels within their organizations. This data is provided to the Compensation Committee by the Chief Human Resources Officer.
The Compensation Committee uses Peer Group and survey data as a reasonableness check. This flexibility is important in designing compensation arrangements which attract and retain new executives in the highly competitive and rapidly changing environment in which we compete for growth and talent.
Positioning of Pay
The Compensation Committee determines target total compensation for our Named Executive Officers after considering analysis of the Peer Group and Radford Survey data. The committee does not apply a formula that ties our total compensation levels to specific market percentiles.

2021 Proxy Statement 33

ANALYSIS OF NAMED EXECUTIVE OFFICER COMPENSATION
2020 Named Executive Compensation Structure and Process
In February 2020, the Compensation Committee approved the total 2020 compensation packages for each of the Named Executive Officers, including the Chief Executive Officer. The total compensation packages included annual salary, an short-term (annual) stock incentive compensation plan, and long-term stock incentive awards.
Annual Salary
Annual salary is intended to provide competitive, fixed compensation to attract and retain executive talent with the skills and specific expertise needed to support the achievement of annual and long-term business objectives. Each year, the Compensation Committee approves the annual salaries for each of the Named Executive Officers who may or may not receive a salary increase in any given year. In considering the annual salaries for the Named Executive Officers, the Committee reviews the Peer Group and Radford Survey, internal business plans and performance, and general economic conditions in the context of our objectives for executive compensation.
Annual salary represents the single fixed component of the three principal elements of our executive compensation program and is intended to provide a baseline minimum amount of annual compensation for our executives. In February 2020, the Compensation Committee approved annual salary adjustments for each of the Named Executive Officer’s annual base salary as set forth below:
Name	Increase (Decrease)	2019	2020
John S. Marr, Jr.	(2.9%)	$309,000	$300,000
H. Lynn Moore, Jr.	1.9%	$515,000	$525,000
Brian K. Miller	1.4%	$394,490	$400,000
The nearly 3% decrease for Mr. Marr was approved by the Compensation Committee to reflect what the Committee believes to be appropriate in his role as Executive Chairperson. The review and approval of increases by our Compensation Committee to our other Named Executive Officers was based on multiple factors. First, the Committee reviewed the Peer Group and Radford Survey data which included comparisons for comparable roles in similar-sized companies with annual revenues between $500 million and $1 billion. The annual salary approved by the Committee for 2020 is below the peer group median by 20%, 45% and 2% for our CEO, Executive Chairperson and CFO, respectively. It is 6% higher, 36% lower and 9% higher than the Radford Survey median annual salary for our CEO, Executive Chairperson and CFO, respectively.
The Compensation Committee considered multiple factors, including individual and company performance in the previous fiscal year, executive experience, retention, and the company’s growth in both revenue and earnings per share in independently determining the 2020 salary adjustments. As noted above, the Compensation Committee does not adhere to strict formulas or rely to any significant extent on market survey data to determine total compensation or the mix of compensation elements. Market survey data is not used as a benchmark per se, but rather is referred to by the Compensation Committee as a reasonableness check.
Short-term Incentives
Short-term incentives are intended to reward the achievement of short-term objectives which, when consistently achieved, drive long-term shareholder value. We believe that a meaningful portion of the executive’s compensation should be contingent upon the successful achievement of our annual corporate objectives.
While our short-term incentive compensation plan is based on a given year’s non-GAAP earnings per share, the initial establishment of the criteria for full achievement of the target bonus from year to year is based on a multi-year view of appropriate growth levels. In other words, performance that meets our internal plan in a given year may not necessarily correspond with our executives earning 100% of the target bonus if the internal plan does not meet the goal of overall year-over-year growth. The short-term incentive plan is based on the operating plan, which is developed from the “bottom-up” and considers a wide range of factors that impact our results, including the general economic environment, our market, competitive landscape, initiatives and investments, and various other risks and opportunities. As of the beginning of the plan year, prior to COVID-19, the achievement of the plan was generally considered to be challenging but reasonably possible when all such factors were considered.

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In February 2020, the Compensation Committee approved the change from a cash-based to a stock-based short-term incentive plan in the form of PSUs which vest only upon the attainment of short-term performance objectives established for the Plan. The Committee believes equity-based short-term incentives align executives with shareholder interests and performance which increases long-term value for our shareholders.
Each year, the Compensation Committee approves the vesting of annual incentive compensation PSUs for the prior fiscal year based on the achievement of defined incentive compensation performance objectives that were approved by the Compensation Committee at the beginning of the prior fiscal year. Short-term incentives for the prior fiscal year are reviewed by the Compensation Committee in the first quarter of the following fiscal year and generally vested as earned on March 1. While the vesting of short-term incentive PSUs is based solely on the achievement of pre-defined and pre-approved performance objectives, the Compensation Committee, using its judgment, may exercise discretion in granting additional bonus amounts and equity awards as it deems appropriate. These adjustments may be based on subjective factors such as the Compensation Committee’s assessment of external factors, including general economic and market conditions, unforeseen “one-time” events affecting financial performance or driving shareholder value, the executive’s assumption of additional responsibilities, the degree of difficulty of a particular assignment, and the executive’s experience, tenure, and future prospects with Tyler.
The 2020 short-term incentive compensation plan is based on annual non-GAAP earnings per share and is structured with graduated benefits for over-achievement and consequences for underachievement of objectives, including no vesting below a minimum threshold of performance.
Annual Incentive Metric	Rationale for Metric
Non-GAAP Earnings per Share*	We believe that non-GAAP earnings per share removes certain uncontrollable variables and provides a more accurate picture of our financial performance.
*
Excludes write-downs of acquisition-related deferred revenue and acquired leases, share-based compensation expense, employer portion of payroll taxes on employee stock transactions, acquisition-related costs, and expenses associated with amortization of intangibles arising from business combinations.

In February 2020, the Compensation Committee approved the 2020 Incentive Compensation Plan recommended by the Chief Executive Officer, which was based on the achievement of fully diluted non-GAAP earnings per share goals established in connection with our annual operating plan and consistent with our long-term growth strategy (which excludes write-downs of acquisition-related deferred revenue and acquired leases, share-based compensation expense, employer portion of payroll taxes on employee stock transactions, and expenses associated with the amortization of acquisition intangibles arising from business combinations, and did not include any individual performance goals). The 2020 Incentive Compensation Plan performance objectives for the Named Executive Officers were similar to other corporate employees’ incentive compensation plans and tied to similar goals, the main difference being the size of the target incentive award in relation to base salary. We believe that the percentage of compensation that is based on our performance should increase with an employee’s level within the Company up to and including executive management. Target incentives are determined based on experience, level of responsibility, and retention risk.
The 2020 Incentive Compensation Plan provided the opportunity for the executive officers, as well as our corporate employees, to earn incentive compensation at the following levels:
•	175% of target based on achieving 110.4% of adjusted earnings per share goal
•	170% of target based on achieving 109.7% of adjusted earnings per share goal
•	165% of target based on achieving 109.0% of adjusted earnings per share goal
•	160% of target based on achieving 108.3% of adjusted earnings per share goal
•	155% of target based on achieving 107.6% of adjusted earnings per share goal
•	150% of target based on achieving 106.9% of adjusted earnings per share goal
•	145% of target based on achieving 106.3% of adjusted earnings per share goal
•	140% of target based on achieving 105.6% of adjusted earnings per share goal
•	135% of target based on achieving 104.9% of adjusted earnings per share goal
•	130% of target based on achieving 104.2% of adjusted earnings per share goal
•	125% of target based on achieving 103.5% of adjusted earnings per share goal
•	120% of target based on achieving 102.8% of adjusted earnings per share goal
•	115% of target based on achieving 102.1% of adjusted earnings per share goal
•	110% of target based on achieving 101.4% of adjusted earnings per share goal
•	105% of target based on achieving 100.7% of adjusted earnings per share goal
•	100% of target based on achieving 100.0% of adjusted earnings per share goal

2021 Proxy Statement 35

•	95% of target based on achieving 99.3% of adjusted earnings per share goal
•	90% of target based on achieving 98.6% of adjusted earnings per share goal
•	85% of target based on achieving 97.9% of adjusted earnings per share goal
•	80% of target based on achieving 97.2% of adjusted earnings per share goal
•	75% of target based on achieving 96.5% of adjusted earnings per share goal
•	70% of target based on achieving 95.8% of adjusted earnings per share goal
•	65% of target based on achieving 95.1% of adjusted earnings per share goal
•	60% of target based on achieving 94.4% of adjusted earnings per share goal
•	55% of target based on achieving 93.8% of adjusted earnings per share goal
•	50% of target based on achieving 93.1% of adjusted earnings per share goal
•	45% of target based on achieving 92.4% of adjusted earnings per share goal
•	40% of target based on achieving 91.7% of adjusted earnings per share goal
The 2020 short-term incentive plan was developed and approved “pre- COVID” and does not reflect any impact of COVID-19 on company performance, including non-GAAP earnings per share, in 2020. Although COVID-19 did impact the achievement of non-GAAP Earnings Per Share in 2020, management recommended and the Compensation Committee approved vesting of 2020 short-term incentive PSUs with no adjustment. In February 2021, the Compensation Committee approved vesting of the 2020 short-term incentive awards at 70% of base salary for Messrs. Moore and Miller. Equity awards under the 2020 Incentive Compensation Plan vested on March 1, 2021 as approved.
Metric	Threshold (40%)	Target (100%)	Max (175%)	Actual Achievement	% of Target Achieved
Non-GAAP EPS*	$5.28	$5.76 to $5.799	$6.36	$5.52	70%
*
Included adjustments to 2020 GAAP pre-tax income for (i) $0.7 million of write-downs of acquisition-related deferred revenue and acquired leases, (ii) $70.7 million of share-based compensation expense and employer portion of payroll taxes on employee stock transactions, (iii) $53.6 million of amortization of intangibles arising from business combinations and (iv) $1.5 million of COVID incremental costs.

Long-term Incentives
The third component of our Named Executive Officers’ 2020 compensation is long-term stock incentives, including PSUs and stock options. We believe stock incentives provide a vital link between the long-term results achieved for our shareholders and the rewards provided to executive officers and other key employees for that achievement.
Long-term equity incentives are comprised of stock options and PSUs and are intended to reward sustained achievement of long-term objectives through achievement of performance goals and time-based vesting periods. Stock options granted to our executive officers have a ten-year life. Beginning in 2016, options vest ratably over a three-year period for employees (including Named Executive Officers) who are at least 50 years of age and have tenure with the company of at least fifteen years; otherwise, options vest ratably over a five-year period. Beginning in 2018, PSUs also vest ratably over three-year or five-year periods upon the achievement of defined performance measures as determined by the Compensation Committee. Our allocations reflect our philosophy that a significant portion of our executive officers’ compensation should be performance-based and therefore at risk depending on the company’s performance. Through the use of equity incentives, a significant portion of potential compensation is tied directly to achievement of performance goals or stock price appreciation, further aligning the interest of our executive officers with those of our shareholders. Stock options are granted in semi-annual tranches (on or about June 1 and December 1), and PSUs are granted on or about March 1 after performance metrics have been established. Stock option awards are granted with an exercise price equal to the market price at the time of the award.
Our objectives in granting equity incentive awards are to:
•	maintain an overall number and value of equity incentive awards that is reasonable in terms of shareholder dilution;
•	focus equity incentive awards on a limited number of key employees who have a direct impact on our ability to achieve our long-term goals;
•	provide the largest equity incentive grants to our top performers and individuals with the greatest responsibilities and potential to drive long-term share price appreciation; and
•
utilize a mix of options, restricted stock units, and performance-based restricted stock units to align recipients with the long-term interests of our shareholders, without promoting excessing risk taking.

In setting the mix between the different elements of compensation, we do not target specific allocations, but generally weigh incentive compensation elements more heavily. For more information, see “Compensation Discussion and Analysis—2020 Named Executive Officer Compensation Structure and Process—Compensation Mix” below. For 2020, the Compensation Committee approved grants of PSUs for 5,000 shares for Mr. Moore and 3,333 shares for Mr. Miller. This

36	2021 Proxy Statement

represents a 33% reduction in PSUs granted in 2020 versus 2019, due primarily to the increase in value of Tyler stock over the same period. Mr. Marr no longer receives PSUs in his role as Executive Chair. These grants to the Named Executive Officers, and therefore the actual number of PSUs, are subject to performance-based vesting with a performance period of three years. The performance measure used to determine the number of PSUs vested at the end of the three-year performance period is revenue growth over that period. The three-year cliff vesting period reinforces the importance of sustained revenue growth to the Company’s long-term success. The Compensation Committee believes that this vesting schedule emphasizes the long-term nature of this compensation component, thereby further aligning the interests of the Named Executive Officers with those of the shareholders. Upon vesting, the vested PSUs will be “settled” by our issuance to the holder, without any charge, of one share of our common stock for each vested PSU.
The following table sets forth the performance criteria that must be met for annual PSU grants to be earned and eligible for vesting:
Cumulative 3-Year Revenue Growth(1)	Percentage of PSUs to be earned and eligible for vesting
Under 6%	—
6.0% -7.49%	50%
7.5%-8.99%	80%
9.0%-10.99%	100%
11.0% and above	120%
(1)	Adjusted for material acquisitions (revenues 3% or greater than Company revenues)
In addition, in February 2020, the Compensation Committee preliminarily approved the size of option grants to our Named Executive Officers as set forth below, to be made in two equal tranches on June 1 and December 1, 2020, which was consistent with our semi-annual grant policy. The term and vesting period for stock option grants was consistent with stock option grants made to all our employees.
	PSUs	Stock Options	Stock Options
Name	March 1, 2020	June 1, 2020	December 1, 2020
John S. Marr, Jr.	n/a	3,750	3,750
H. Lynn Moore, Jr.	5,000	11,250	11,250
Brian K. Miller	3,333	7,500	7,500
The grant of options approved by the Committee in February 2020 represented a decrease of 46% from the number of options granted to Mr. Marr in 2019, in part to reflect the final stage of his transition to Executive Chair. The number of options granted to Messrs. Moore and Miller remained unchanged from 2019.
In approving equity grants to the NEOs, the Compensation Committee considered many factors, including the position of our Named Executive Officers’ total cash compensation relative to the Peer Group and Radford Survey comparators, our potential future financial performance, each Named Executive Officer’s experience and level of responsibility, and the retention of each Named Executive Officer. The Compensation Committee does not have a set formula to determine which of these factors is more or less important, and the specific factors used and their weighting may vary among individual executives. The Compensation Committee also periodically reviews ISS guidelines as to the appropriate level of share-based awards granted for companies of similar characteristics.
Share-based awards were made in 2020 to approximately 13% of all employees. The Named Executive Officers were awarded approximately 16% of the total annual recurring stock incentive awards granted to employees in 2020 as part of our annual recurring stock incentive award program. In 2020, the percentage of total share-based awards for our annually recurring grants to Named Executive Officers was as follows:
Name	Percentage of total annually recurring stock incentive awards
John S. Marr, Jr.	2.3%
H. Lynn Moore, Jr.	8.3%
Brian K. Miller	5.5%

2021 Proxy Statement 37

Compensation Mix
The mix of the three key elements of 2020 Named Executive Officer compensation is designed with the objective of aligning a substantial portion of executive pay with the achievement of performance goals and increased value to Tyler shareholders. While base salaries are intended to be fixed and certain, the other two elements only have value if performance goals are achieved or adjusted earnings per share goals are met and if the value of our common stock increases. We believe that having a larger measure of key pay elements at risk motivates and challenges our Named Executive Officers to achieve positive returns for our shareholders. For 2020, the proportion of pay at risk for our Named Executive Officers was as follows:
Name	Annual Salary	Compensation at Risk
		Short-term Stock Incentive Target	Long-term Stock Incentive Target
John S. Marr, Jr.	29%	0%	71%
H. Lynn Moore, Jr.	11%	8%	81%
Brian K. Miller	12%	9%	79%
The table above depicts the relative mix of pay elements for 2020, consisting of annual salary earned, annual bonus incentive earned, and the aggregate grant date fair value of annual recurring share-based awards made to the Named Executive Officers. For more detail, see “Executive Compensation—Summary Compensation Table.”
Additional Considerations
In addition to the compensation objectives and the specific considerations discussed above, the Compensation Committee discussed in detail the following in determining total compensation for the Chief Executive Officer and other Named Executive Officers in 2020:
•
Key operational and long-term objectives including management’s goal of year-over-year earnings per share growth, continued strengthening of our balance sheet, profitability and growth of recurring revenues;

•	Management’s objectives to develop and deploy premier technology through continued investment;
•	Mr. Moore’s increased responsibilities in driving the achievement of each of these strategic initiatives and Mr. Marr's role and level of involvement;
•	The continued retention of each of our Named Executive Officers through the leadership transition;
•	Reference to levels of compensation of other chief executive officers of similarly sized, publicly-held companies in similar industries;
•	Terms of employment agreements, including equity granted with the five-year employment agreements executed in 2018
After considering all of the factors outlined in this Compensation Discussion and Analysis, the Compensation Committee considered the overall compensation paid to our Named Executive Officers for 2020 to be appropriate and reasonable.
2021 Named Executive Officer Compensation
In February 2021, the Compensation Committee reviewed the executive compensation program and individual compensation elements for each of the Named Executive Officers, including our Chief Executive Officer. As in previous years, the Committee considered the overall objectives of our executive compensation program and the elements of the program, including the mix of cash and stock-based compensation and the mix of short-term and long-term compensation, to determine whether they are appropriate relative to operational objectives and long-term performance of the Company. The Committee reviewed and discussed information provided by the Chief Human Resources Officer, including peer and market data. Messrs. Marr, Moore and Miller attended the portion of the meeting focused on 2020 Company performance and achievement of short and long-term incentives. Mr. Moore and Mr. Miller left the meeting and Ms. Shimansky, the Chief Human Resources Officer, remained to answer questions regarding 2021 Named Executive Officer Compensation information provided and to record the decisions of the Committee. At the end of the review of 2021 Named Executive Offer Compensation, Ms. Shimansky left the meeting and Mr. Marr was asked to remain as the Compensation Committee moved to executive session to review and approve the following 2021 total compensation for the Named Executive Officers:
Annual Salary
The Compensation Committee made no changes to the annual salaries of Messrs. Marr, Moore, and Miller. This decision was based on multiple factors including the review of Peer Group and the Radford Survey data.

38	2021 Proxy Statement

Annual Incentive
The Committee maintained the current target bonus levels of 100% of base salary for Mr. Moore and Mr. Miller. Mr. Marr does not receive an annual incentive in his role as Executive Chairperson of the Board. The annual incentive continues to be delivered in the form of short-term performance-based restricted stock units. To earn 100% of the target bonus under the 2021 Incentive Compensation Plan, the Company must achieve 2021 non-GAAP earnings per share between $5.68 and $5.719, as adjusted to exclude write-downs of acquisition-related deferred revenue and acquired leases, share-based compensation expense, employer portion of payroll taxes on employee stock transactions, acquisition-related costs, and expenses associated with amortization of intangibles arising from business combinations. The bonus is based on our operating plan, which was reviewed by the Compensation Committee. In order to achieve the threshold bonus of 40% of target, the Company must achieve non-GAAP earnings per share of $5.20. The short-term PSUs have a date of grant of March 1, 2021, and vesting will be determined on the first anniversary based on the level of performance achieved. Upon vesting, the vested PSUs will be “settled” by our issuance to the holder, without any charge, of one share of our common stock for each vested PSU.
Long-term Incentive
Stock Options. For 2021, the Compensation Committee approved stock option grants of 18,000 options to Mr. Moore and 12,000 options to Mr. Miller, which reflects a reduction of 20% from their annual grant of stock options in 2020. This adjustment was made, in part, to reflect the increase in value of Tyler shares since 2020. The Committee approved a stock option grant of 7,500 options to Mr. Marr, which reflects multiple factors, including Mr. Marr's role as Executive Chairperson, his continued vesting of restricted stock from the five-year grant associated with his 2018 employment agreement, and the incorporation of feedback from our outreach to shareholders.
The options will be issued in two equal tranches on or about June 1 and December 1, 2021. Options will vest ratably over a three-year period beginning on the first anniversary of the grant date for the Named Executive Officers, each of whom is at least fifty years of age and has a tenure with the Company of at least fifteen years. The Compensation Committee believes these vesting schedules emphasize the long-term nature of this compensation component, and the changes approved in 2020 long-term incentive compensation further align the interests of our Named Executive Officers with those of the shareholders.
PSUs. For 2021, the Compensation Committee approved grants of long-term PSUs of 5,000 shares to Mr. Moore and 3,333 shares to Mr. Miller which is equal to the number of units granted to them in 2020. The PSUs were granted on March 1, 2021. Mr. Marr does not receive PSUs in his role as Executive Chair. The number of PSUs granted to our Named Executive Officers in 2021 reflects the Committee's view of appropriate mix of options and PSUs in total annual grant value, a review of peer and market data on the value of equity compensation granted, and a reflection of Mr. Marr's Executive Chairperson role.
Annual grants of long-term PSUs to the Named Executive Officers are subject to performance-based vesting with a performance period of three years. In 2021, the performance measure used to determine the number of PSUs vested at the end of the three-year performance period is 3-year cumulative recurring revenue growth over the period. From 2018 through 2020, the performance measure used in the NEO PSU grant was 3-year cumulative revenue growth. The Committee has historically discussed a move to metrics more closely aligned with the business strategy and feedback received during shareholder engagement. Recurring revenue growth over a three-year period was approved by the Committee in 2021 as the PSU metric given its alignment with our strategy to move to the cloud, feedback from shareholders, peer utilization review, and as a significant driver of continuing shareholder value. The three-year cliff vesting period reinforces the importance of sustained revenue growth to the Company’s long-term success. The Compensation Committee believes that this vesting schedule emphasizes the long-term nature of this compensation component, thereby further aligning the interests of the Named Executive Officers with those of the shareholders. Upon vesting, the vested PSUs will be “settled” by our issuance to the holder, without any charge, of one share of our common stock for each vested PSU.
The following table sets forth the performance criteria that must be met for annual PSU grants to be earned and eligible for vesting:
3-Year Cumulative Recurring Revenue Growth(1)	Percentage of PSUs to be earned and eligible for vesting
Under 25.6%	—
25.6%-29.59%	50%
29.6%-33.59%	80%
33.6%-39.59%	100%
39.6%-45.59%	120%
45.6% and above	150%

2021 Proxy Statement 39

Benefits
Our Named Executive Officers are eligible for the same benefits made available to other full-time employees generally, including our 401(k) Savings Plan, Employee Stock Purchase Plan, health and dental care plans, life insurance plans, disability plans, and other welfare benefit programs.
Employment Agreements
We have historically executed five-year employment agreements with our Named Executive Officers based on our belief that these agreements are in the best interests of our shareholders. These agreements have historically included five-year equity grants. The employment agreements with our Named Executive Officers support leadership team retention and operational stability. They also ensure continuation of the disciplined growth and operational execution we have relied upon to consistently deliver shareholder value and client satisfaction.
In February 2018, we entered into new five-year employment agreements with John S. Marr, Jr., H. Lynn Moore, Jr., and Brian K. Miller. Under the terms of the employment agreements, Messrs. Marr, Moore, and Miller receive minimum base salaries of $300,000, $500,000 and $383,000, respectively. These executives also participate in performance bonus or incentive compensation plans as approved by the Compensation Committee and receive all employee benefits and perquisites normally offered to our employees. The agreement provides for payment of accrued compensation as well as a severance payment equal to each executive’s then-current base salary and target bonus upon the executive’s termination of employment without cause, or upon the executive’s termination of employment within thirty days of a change in control. A change in control is defined as our merger or consolidation into an unaffiliated entity; our dissolution or liquidation; the sale of all or substantially all of our assets; the acquisition by any person, entity or group of more than 30% of our voting stock; or a change in the majority of our Board of Directors that was not approved by the then-existing directors. In addition to the payment of accrued compensation and the severance payment, each agreement also provides that we will continue to provide medical benefits for 12 months after the date of termination without cause or upon a change in control. In the event of a termination without cause, a termination due to disability or death, or a termination because of a change in control, all unvested options, restricted stock units or other equity awards outstanding as of the date of the executive’s termination would immediately become fully vested and, as applicable, exercisable.
We developed a standard severance package for our Named Executive Officers because we believe it is necessary to attract and retain qualified executive officers and to minimize the distraction caused by a potential transaction and reduce the risk that an executive officer departs before an acquisition is consummated. We believe that a pre-existing plan allows our executive officers to focus on continuing normal business operations and on the success of a potential business combination, rather than on seeking alternative employment. We further believe that our employment agreements ensure stability and will enable our executive officers to maintain a balanced perspective in making overall business decisions during a potentially uncertain period. The Compensation Committee applied its best judgment in developing the severance package after considering each executive’s overall compensation package, the rapidly changing environment for technology-based companies, the average time required to obtain employment for equivalent job duties, and the amount paid to executives in the event of termination without cause or upon a change in control.
In addition, the employment agreements provide that Messrs. Marr, Moore, and Miller were to be granted options to purchase 112,000, 112,000, and 40,000 shares of our Common Stock, respectively. The options were granted at an exercise price equal to the closing market price of our common stock as reported by the New York Stock Exchange as of the February 26, 2018, date of grant. The options vest in equal installments on the first, second, third, fourth, and fifth anniversary of the grant date and are subject to terms and conditions of the 2018 Stock Incentive Plan and our standard option agreement.
The employment agreements also provide that Messrs. Marr, Moore, and Miller were to be granted 36,000, 36,000, and 12,000 restricted stock units under the 2018 Stock Incentive Plan. The granted restricted stock units vest in equal installments on the first, second, third, fourth, and fifth anniversary of the date of the employment agreements.
In contrast to our general vesting schedules, the vesting schedules of the stock option and restricted stock unit grants associated with the 2018 employment agreements were structured to coincide with the full five-year term of the contracts.

40	2021 Proxy Statement

The equity compensation associated with our five-year employment agreements is viewed by the Compensation Committee as one component of total equity compensation to the Named Executive Officers as shown in the table below:
Equity Type	Grant Frequency	Vesting	Purpose
Performance - based restricted stock units	Annual	Three - year cliff, only if performance metric achieved	Performance - Average three-year revenue growth
Options	Annual	Vesting over three years	Performance - Growth in stock price/shareholder value
Options	With employment agreement*	Vesting over five years	Retention of Named Executive Officers
Restricted stock units	With employment agreement*	Vesting over five years	Retention of Named Executive Officers
*	The last equity grant associated with NEO employment agreements was provided in 2018. We do not plan to issue an equity grant to our Named Executive Officers with any future employment agreements.
Equity granted to the Named Executive Officers is intended to retain and reward for performance that meets or exceeds growth goals over time. Equity type, grant frequency and vesting period as well as the performance criteria selected for use with PSUs has been chosen purposefully to drive consistent growth and increased shareholder value over time. In determining the value of equity compensation provided in association with the five-year employment agreements, the Compensation Committee considered Named Executive Officer experience, total compensation for each Named Executive Officer, including base, bonus, and the value of proposed annual equity grants, as well as multi-year growth performance targets, and Peer Group and market compensation data. Total compensation, including the annual value of the grant associated with the five-year employment agreements, is reviewed each year by the Compensation Committee. As noted in previous years, annual executive equity compensation, excluding the value of the grants associated with our five-year employment agreements, is well below Peer Group equity compensation in the years between our five-year employment agreement grants. However, as discussed above, based on Tyler’s engagement with shareholders in 2019, we do not plan to issue an equity grant to our Named Executive Officers with any future employment agreements after the current agreements expire in 2023.
Other Important Elements of Our Executive Compensation
Executive Compensation Recovery Policy
Accountability is one of the fundamental Company values. To reinforce this value through our executive compensation program, the Board of Directors adopted an Executive Compensation Recovery Policy in February 2010. The policy applies to our Named Executive Officers, group and division presidents, senior financial management, and other key financial employees, and is included in the compensation plans for each such individual. Under this policy, if, in the opinion of the independent directors of the Board, an executive engages in fraud or intentional misconduct that causes a material restatement of our financial statements, then the independent directors shall have the discretion to use their best efforts to remedy the misconduct and prevent its recurrence. Based upon the facts and circumstances surrounding the restatement, the independent directors may direct us to recover all or a portion of any bonus or incentive compensation paid, adjust the future compensation of the executive, and dismiss, or take legal action against, the executive, in each case as the independent directors determine is in the Company's best interests. The remedies that may be sought by the independent directors are subject to a number of conditions, including, that: (1) the bonus or incentive compensation to be recouped was calculated based upon the financial results that were restated; (2) the executive in question engaged in fraud or intentional misconduct; and (3) the bonus or incentive compensation calculated under the restated financial results is less than the amount actually paid or awarded.
Stock Ownership Requirements and Guidelines
The 2018 Stock Incentive Plan includes a “clawback/forfeiture” provision pursuant to which the Compensation Committee may provide in any equity incentive award agreement that (1) the Compensation Committee may in its discretion cancel the award if the holder of the award engages in certain defined detrimental activity, and/or (2) the holder of an award is required to repay any amount in excess of what the holder should have received, whether by reason of a financial restatement, mistake in calculations, administrative error, or otherwise. In addition, all awards would be subject to reduction, cancellation, forfeiture, or recoupment as required under applicable law.

2021 Proxy Statement 41

Anti-Hedging and Pledging
We maintain a Stock Anti-Hedging and Pledging Policy, described at the “Stock Anti-Hedging and Pledging Policy” section, to prohibit our executives from engaging in transaction that could reduce or limit their holdings, ownership or interest in Company securities and to discourage our executives from pledging Company securities or from holding Company securities in margin accounts.
Frequency of Say-on-Pay Vote
In October 2016, our Board of Directors decided to submit an advisory vote on executive compensation to our shareholders on annual basis beginning with the 2017 annual meeting. The proposal gives our shareholders the opportunity to vote to approve or not approve, on an advisory basis, the compensation of our Named Executive Officers. Shareholder feedback regarding our executive compensation program and governance practices is important to us. As described in the “Shareholder Engagement” section of this Compensation Discussion and Analysis, we have incorporated feedback from our shareholders in the review of our executive compensation program and plan to continue the practice of the annual advisory vote and our ongoing outreach to shareholders.
Annual Assessment of Risks Associated with our Compensation Policies and Programs
Our compensation program is designed not to incentivize excessive risk taking by allocating an appropriate balance between the three compensation elements. The base salary component of compensation is a fixed amount and is therefore not subject to or influenced by risk taking. Our annual incentive compensation is principally focused on short-term performance goals established with consideration to building long-term shareholder value (non-GAAP earnings per share, which excludes write-downs of acquisition-related deferred revenue and acquired leases, share-based compensation expense, employer portion of payroll taxes on employee stock transactions, acquisition-related costs, and expenses associated with the amortization of acquisition intangibles arising from business combinations). Our long-term incentive compensation is based on the achievement of three-year revenue growth goals and long-term stock price growth through the grant of long-term PSUs and stock options. Our annual incentive compensation plans are graduated scale plans rather than based on “all or nothing” performance, which reduces the incentive for short-term excessive risk taking. Moreover, our stock option grants occur in fixed amounts on a semi-annual basis (on or about June 1 and December 1), which eliminates the ability of executive officers to time the grant of options around short-term, market events. Further, options granted to Named Executive Officers vest over a three-year or five-year period beginning on the first anniversary of the grant date (as described above), which further emphasizes the long-term nature of this compensation component and reduces the incentive for risk taking.
Compensation Committee Report
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of the SEC's Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors, and the Board of Directors has approved, that the Compensation Discussion and Analysis be included in this proxy statement.
This report is submitted by the Compensation Committee.
Daniel M. Pope, Chairperson
J. Luther King, Jr.
Glenn A. Carter
Compensation Committee Interlocks and Insider Participation
In 2020, the Compensation Committee consisted of Daniel M. Pope (Chairperson), J. Luther King, Jr., and Glenn A. Carter. No member of the Compensation Committee was an officer or employee of the company. None of our executive officers served on the compensation committee or equivalent of any other entity.

42	2021 Proxy Statement

EXECUTIVE COMPENSATION
Summary Compensation Table
The following table sets forth certain information regarding the compensation paid to our Named Executive Officers for all of the services they rendered to us during 2020, 2019, and 2018:
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(4)	Total ($)
John S. Marr, Jr. Executive Chairperson of the Board	2020	$300,000	$—	$—	$740,171	$—	$—	$8,389	$1,048,560
	2019	$309,000	$—	$1,547,100	$1,025,611	$262,650	$—	$8,590	$3,152,951
	2018	$300,000	$—	$9,928,320	$8,869,480	$315,000	$—	$8,435	$19,421,235
H. Lynn Moore, Jr. President and Chief Executive Officer	2020	$525,000	$—	$1,934,153	$2,220,515	$—	$—	$12,514	$4,692,182
	2019	$515,000	$—	$1,547,100	$1,678,272	$437,750	$—	$13,008	$4,191,130
	2018	$500,000	$—	$9,928,320	$8,869,480	$525,000	$—	$12,452	$19,835,252
Brian K. Miller Executive Vice President, Chief Financial Officer and Treasurer	2020	$400,000	$—	$1,324,499	$1,480,343	$—	$—	$12,461	$3,217,303
	2019	$394,490	$—	$1,031,400	$1,118,848	$335,317	$—	$12,920	$2,892,975
	2018	$383,000	$—	$3,888,640	$3,641,914	$402,150	$—	$13,890	$8,329,594
(1)
The reported amounts represent the aggregate grant date fair value of awards of restricted stock units and performance-based restricted stock units, computed in accordance with FASB ASC Topic 718, and, for performance-based restricted stock units, assume performance at the target level for each such award.

(2)
Represents aggregate grant date fair value of awards granted and calculated in accordance with FASB ASC Topic 718. Such grants provide our executive officers the opportunity to purchase shares of Tyler common stock at some future date at the fair market value of the stock on the date of grant. For additional information on the valuation assumptions, refer to note 9 of the Tyler Technologies’ financial statements in the Form 10-K for the year ended December 31, 2020, as filed with the SEC. This fair value does not represent cash received by the executive in the relevant year, but potential earnings contingent on Tyler’s future performance. Stock option grants are designed to provide long-term (up to ten years) incentives and rewards linked directly to the price of our common stock. Stock options add value to the recipient only when shareholders benefit from stock price appreciation and, as such, further align management’s interest with those of our shareholders.

(3)	These amounts consist of amounts earned under Tyler’s incentive compensation plan for each respective year and generally paid in the following year.
(4)	All other compensation includes amounts contributed or accrued by Tyler under our 401(k) Savings Plan and tickets to sporting events.
CEO Pay Ratio
Our CEO-to-median-employee pay ratio is calculated in accordance with Item 402(u) of the SEC’'s Regulation S-K. We identified the median employee by examining the annual total compensation for all of our employees, excluding our CEO and international employees, who were employed by us on December 31, 2020. We included all employees, whether employed on a full-time, part-time or seasonal basis. To determine the median employee, we calculated the total annual compensation for each of our 5,377 domestic employees as the sum of the following amounts:
•	Annual base pay
•	The company's matching contributions to the employee's 401(k) Plan account
•	Calendar year cash bonus
•	Calendar year share-based awards (incentive or nonqualified stock options and restricted stock units)
We believe the use of these components for all employees is a consistently applied compensation measure that includes all of the compensation elements that are widely distributed throughout our organization, including retirement benefits. We calculated annual total compensation for the median employee using the same methodology we use for our Named Executive Officers as set forth in the 2020 Summary Compensation table included in this proxy statement. The total annual compensation calculated for our CEO was $5,273,732 and for our median employee was $90,219. The resulting ratio for our CEO’s pay compared with the pay of our median employee for 2020 is 58.45 to 1.

2021 Proxy Statement 43

Grants of Plan-Based Awards in 2020
The following table sets forth certain information relating to grants of plan-based awards to the Named Executive Officers during 2020:
		Estimated Future Payouts Under Non- Equity Incentive Plan Awards(1)		Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name	Grant Date	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
John S. Marr, Jr.	6/1/2020						3,750	$375.85	$343,373
	12/1/2020						3,750	$432.12	$396,798
H. Lynn Moore, Jr.	3/1/2020			670	1,675	2,931
	3/1/2020			2,500	5,000	7,500
	6/1/2020						11,250	$375.85	$1,030,120
	12/1/2020						11,250	$432.12	$1,190,395
Brian K. Miller	3/1/2020			511	1,277	2,235
	3/1/2020			1,667	3333	5,000
	6/1/2020						7,500	$375.85	$686,747
	12/1/2020						7,500	$432.12	$793,596
(1)
The target and maximum plan award amounts reported in these columns are derived from our 2020 Incentive Compensation Plan. The actual payout amounts for 2020 are set forth in the Non-Equity Incentive Plan Compensation column of our Summary Compensation Table.

(2)
The target and maximum plan performance-based restricted stock unit awards reported in these columns are derived from our 2020 Incentive Compensation Plan. The actual vested amounts for 2020 are set forth in the 2020 Equity Incentive Plan Compensation column of our Summary Compensation Table.

(3)
The options awarded on June 1, 2020, and December 1, 2020, for Messrs. Marr, Moore and Miller were granted as part of Tyler’s broad-based annual stock option grants. These options will vest ratably over a three-year period beginning on the first anniversary of the grant date for each Named Executive Officer who is at least fifty years of age or older and has a tenure with the company of at least fifteen years or more. All options have a contractual term of ten years. The option terms are the same for substantially all the options granted to employees on June 1, 2020, and December 1, 2020; certain key employees who are closer to retirement age may, in the discretion of our Chief Executive Officer, receive shorter vesting periods.

(4)
The aggregate grant date fair value is determined in accordance with Accounting Standards Codification Topic 718, Stock Compensation, and does not represent cash received by the Named Executive Officers in 2020. The grant date fair value represents potential earnings contingent on Tyler’s future performance. Stock option grants are designed to provide long-term (up to ten years) incentives and rewards linked directly to the price of our common stock. Stock options add value to the recipient only when shareholders benefit from stock price appreciation and, as such, further align management’s interest with those of our shareholders.

44	2021 Proxy Statement

Outstanding Equity Awards at Year-End
The following table shows outstanding equity awards for each of the Named Executive Officers at December 31, 2020:
		Option Awards				Stock Awards
		Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not vested (#)	Market Value of Shares or Units of Stock that have not vested(2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have not vested(3) ($)
Name	Grant Date	Exercisable	Unexercisable
John S. Marr, Jr.	5/9/2018					21,600	$9,428,832
	3/1/2019							7,500	$3,273,900
	6/1/2018							7,500	$3,273,900
	6/1/2015	20,000	—	$121.05	6/1/2025
	12/1/2015	25,000	—	$176.80	12/1/2025
	6/1/2016	25,000	—	$154.85	6/1/2026
	12/1/2016	25,000	—	$143.42	12/1/2026
	6/1/2017	25,000	—	$171.44	6/1/2027
	12/1/2017	25,000	—	$181.79	12/1/2027
	2/26/2018	44,800	67,200	$205.66	2/26/2028
	6/1/2018	7,500	3,750	$231.68	6/1/2028
	12/1/2018	7,500	3,750	$192.76	12/1/2028
	6/1/2019	2,291	4,584	$213.35	6/1/2029
	12/1/2019	2,291	4,584	$290.17	12/1/2029
	6/1/2020	—	3,750	$375.85	6/1/2030
	12/1/2020	—	3,750	$432.12	12/1/2030

H. Lynn Moore, Jr.	5/9/2018					21,600	$9,428,832
	3/1/2020							1,172	$511,820
	3/1/2020							5,000	$2,182,600
	3/1/2019							7,500	$3,273,900
	6/1/2018							7,500	$3,273,900
	12/1/2015	16,750	—	$176.80	12/1/2025
	6/1/2016	13,400	3,350	$154.85	6/1/2026
	12/1/2016	13,400	3,350	$143.42	12/1/2026
	6/1/2017	15,000	10,000	$171.44	6/1/2027
	12/1/2017	25,000	—	$181.79	12/1/2027
	2/26/2018	44,800	67,200	$205.66	2/26/2028
	6/1/2018	7,500	3,750	$231.68	6/1/2028
	12/1/2018	7,500	3,750	$192.76	12/1/2028
	6/1/2019	3,750	7,500	$213.35	6/1/2029
	12/1/2019	3,750	7,500	$290.17	12/1/2029
	6/1/2020	—	11,250	$375.85	6/1/2030
	12/1/2020	—	11,250	$432.12	12/1/2030

2021 Proxy Statement 45

		Option Awards				Stock Awards
		Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not vested (#)	Market Value of Shares or Units of Stock that have not vested(2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have not vested(3) ($)
Name	Grant Date	Exercisable	Unexercisable
Brian K. Miller	5/9/2018					7,200	3,142,944
	3/1/2020							894	$390,205
	3/1/2020							3,333	$1,454,921
	3/1/2019							5,000	$2,182,600
	6/1/2018							5,000	$2,182,600
	2/26/2018	16,000	24,000	$205.66	2/26/2028
	6/1/2018	5,000	2,500	$231.68	6/1/2028
	12/1/2018	5,000	2,500	$192.76	12/1/2028
	6/1/2019	2,500	5,000	$213.35	6/1/2029
	12/1/2019	2,500	5,000	$290.17	12/1/2029
	6/1/2020	—	7,500	$375.85	6/1/2030
	12/1/2020	—	7,500	$432.12	12/1/2030
(1)
Stock options expire on the tenth anniversary of the date of grant. Stock options granted in 2011 and 2012 vest and become exercisable ratably on the third, fourth, fifth, and sixth anniversaries of the date of grant. All other stock options vest ratably over a five-year period beginning on the first anniversary of the grant date. Beginning in 2016, stock options granted to persons who are at least fifty years of age and have a tenure with the company of at least fifteen years vest ratably over a three-year period beginning on the first anniversary of the grant date, and stock options granted to others vest over a five-year period beginning on the first anniversary of the grant date. Stock options granted on February 26, 2018, vest and become exercisable ratably on the first, second, third, fourth, and fifth anniversaries of the date of grant date.

(2)
Value based on $436.52, which was the closings market price of our common stock on December 31, 2020. The restricted stock units vest in equal installments on the first, second, third, fourth, and fifth anniversary of the date of the employment agreement. Vesting of restricted stock awards is subject to continue status an eligible person (as defined in the 2018 Stock Incentive Plan).

(3)
Value based on $436.52, which was the closings market price of our common stock on December 31, 2020. The performance-based restricted stock units cliff vest at the end of a three-year performance period. The performance measure used to determine the number of restricted stock units vested at the end of the three-year performance period is average three-year revenue growth over that period adjusted to exclude material acquisitions completed during the performance period.

Option Exercises and Stock Vested
The following table sets forth information regarding stock option exercises and the value realized upon exercise, as well as all stock awards vested and the value realized upon vesting by our NEOs during the year ended December 31, 2020:
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
John S. Marr, Jr.	201,292	$54,784,064	7,200	$2,318,616
H. Lynn Moore, Jr.	119,719	$33,236,278	7,200	$2,318,616
Brian K. Miller	40,750	$7,994,131	2,400	$772,872

46	2021 Proxy Statement

Potential Payments under Employment Contracts
The Named Executive Officers would have been eligible to receive the payments set forth in the table below had their employment been terminated on December 31, 2020, including if a change in control had occurred during 2020:
	Termination Without Cause				Upon a Change in Control
Name	Lump Sum Severance and Non- Compete Payment	Continuation of Health Care Benefit	Accelerated Vesting of Stock Options	Accelerated Vesting of Restricted Stock Units	Lump Sum Severance and Non- Compete Payment	Continuation of Health Care Benefit	Accelerated Vesting of Stock Options	Accelerated Vesting of Restricted Stock Units
John S. Marr, Jr.	$600,000	$16,421	$4,709,321	$4,235,174	$600,000	$16,421	$4,709,321	$4,235,174
H. Lynn Moore, Jr.	$1,050,000	$23,866	$6,978,483	$5,365,523	$1,050,000	$23,866	$6,978,483	$5,365,523
Brian K. Miller	$800,000	$12,452	$3,281,231	$2,399,804	$800,000	$12,452	$3,281,231	$2,399,804
Director Compensation
The following table sets forth a summary of the compensation paid to our non-employee directors in 2020:
Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Donald R. Brattain	$77,250	$249,921(3)	$327,171
Glenn A. Carter	$83,250	$249,921(3)	$333,171
Brenda A. Cline	$94,000	$249,921(3)	$343,921
J. Luther King, Jr.	$80,500	$249,921(3)	$330,421
Mary L Landrieu	$47,000	$249,921(3)	$296,921
Daniel M. Pope	$76,000	$249,921(3)	$325,921
Dustin R. Womble	$57,500	$249,921(3)	$307,421
(1)	Non-employee directors receive the following compensation:
•
An annual retainer of $60,000 for the chairperson of the Audit Committee, $55,000 for the chairperson of the Compensation Committee, $50,000 for the chairperson of the Nominating Committee and $40,000 for the other non-employee directors

•	A fee of $3,500 for each Board meeting attended in person and $1,750 for each Board meeting attended via telephone
•	A fee of $3,000 for each Audit Committee meeting attended in person and $1,500 for each Audit Committee meeting attended via telephone
•	A fee of $2,500 for each Compensation Committee meeting attended in person and $1,250 for each Compensation Committee meeting attended via telephone
•	A fee of $1,500 for each Nominating and Governance Committee meeting attended in person and $750 for each Nominating and Governance Committee meeting attended via telephone
•	Reimbursement for reasonable out-of-pocket expenses incurred in connection with travel to and from, and attendance at, meetings of the Board of Directors or its committees and related activities
(2)
On May 12, 2020, we granted each of our non-employee directors 753 restricted stock units with a grant date fair value of $249,921, computed in accordance with FASB ASC Topic 718. These restricted stock units vest and will be settled in shares on the first anniversary of the grant date. No options to purchase shares of our common stock were granted to our non-employee directors in 2019.

(3)
The following table shows the aggregate shares underlying outstanding stock options and restricted stock units, based upon grants made as part of	director compensation, held by our non-employee directors as of December 31, 2020:
Name	Number of Stock Options (#)	Number of Stock Awards (#)
Donald R. Brattain	5,000	753
Glenn A. Carter	17,000	753
Brenda A. Cline	10,000	753
J. Luther King, Jr.	30,000	753
Mary L. Landrieu	—	753
Daniel M. Pope	7,225	753
Dustin R. Womble	21,231	753

2021 Proxy Statement 47

REPORT OF THE AUDIT COMMITTEE
The Audit Committee assists the Board of Directors in fulfilling its responsibilities for general oversight of the integrity of our financial statements, our compliance with legal and regulatory requirements, the independent auditors’ qualifications and independence, the performance of our independent auditors, the effectiveness of our disclosure controls and of our internal control over financial reporting, and risk assessment and risk management. The Audit Committee manages the relationship with our independent auditors (who report directly to the Audit Committee). The Audit Committee has the authority to obtain advice and assistance from outside legal, accounting, or other advisors as the Audit Committee deems necessary to carry out its duties and to receive appropriate funding from us for such advice and assistance, as determined by the Audit Committee.
Management has the primary responsibility for our reporting process, including our systems of internal controls and for preparing our financial statements. In fulfilling its oversight responsibilities, the Audit Committee reviewed with management the audited financial statements contained in the Annual Report, including a detailed discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of the significant judgments, and the clarity of disclosures in the financial statements.
The Audit Committee meets with the independent auditors, with and without management present, to discuss the overall scope and plans for the audits and the results of their examinations. The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States, their judgments as to the quality, not just the acceptability, of the accounting principles and such other matters as are required to be discussed under applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. The Audit Committee also reviewed management’s report on internal control over financial reporting and the independent registered public accounting firm’s related opinions. In addition, the Audit Committee received from the independent auditors written disclosures regarding the auditors’ independence required by PCAOB Ethics and Independence Rule 3526, Communications with Audit Committees Concerning Independence, and has discussed with the independent auditors, the independent auditors’ independence. The Audit Committee met four times during 2020.
In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board approved) that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2020, for filing with the SEC.
This report is submitted by the Audit Committee.
Brenda A. Cline, Chairperson
Donald R. Brattain
Daniel M. Pope

48	2021 Proxy Statement

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Our directors and executive officers seek approval from the Board of Directors prior to entering into a business arrangement that may be deemed a conflict of interest as described in our Code of Business Conduct and Ethics. Examples of transactions that may be considered a conflict of interest include:
•	to receive or give more than a token value to anyone that has a business relationship with us;
•	to lend to or borrow from individuals or concerns that do business with or compete with us, except banks and other financial institutions;
•	to serve as an officer, director, employee, or consultant of, or receive income from, any enterprise doing business with or competing with us;
•
to own an interest in or engage in the management of an organization providing services or products to us, or to which we sell or compete, except when such interest (a) comprises publicly traded securities listed on a national securities exchange or the OTC margin list and (b) is not in excess of 5% of the securities of such company; and

•	to knowingly cause, either directly or indirectly, us to enter into a business transaction with a close relative of the director or executive officer or a business enterprise of such relative.
In addition, we review, on an annual basis, our financial records to ensure all related party transactions are identified, quantified, and adequately disclosed. Also, each director and executive officer must disclose in writing any known related party transactions associated with completion of the annual director and officer questionnaire.
Throughout 2020, we employed Dane L. Womble, a brother of director Dustin R. Womble. Dane L. Womble is the President of our Local Government division and received in excess of $120,000 in salary and bonus compensation in 2020 in exchange for services rendered. He was also granted stock options with respect to 6,500 shares of our common stock, which vest over 3 years, and long-term PSUs with respect to 2,000 shares that are subject to a 3-year performance condition. In addition, Dane L. Womble received other employee benefits on the same basis as other, similarly situated employees. Dane L. Womble’s total compensation is consistent with that of similarly situated employees and his compensation terms are established directly with him, independent of any relationship he has with Dustin R. Womble.
Throughout 2020, we employed Jennifer M. LeBlanc, a daughter of Executive Chairperson John S. Marr, Jr. Jennifer M. LeBlanc is a Senior Director of Finance and received less than $120,000 in salary and bonus compensation in 2020 in exchange for services rendered; however, she was also granted restricted stock units with respect to 270 shares of our common stock, which vest over 5 years, so the total value of her 2020 compensation exceeded $120,000. In addition, Ms. LeBlanc received other employee benefits on the same basis as other, similarly situated employees. Ms. LeBlanc’s total compensation is consistent with that of similarly situated employees, and her compensation terms are established directly with her, independent of any relationship she has with Mr. Marr.
MULTIPLE SHAREHOLDERS SHARING THE SAME ADDRESS
If you and other residents at your mailing address own shares of common stock in street name, your broker or bank may have sent you a notice that your household will receive only one Annual Report and proxy statement. This practice is known as “householding,” and is designed to reduce our printing and postage costs. However, if any shareholder residing at such an address wishes to receive a separate Annual Report or proxy statement, they may telephone the Investor Relations Department at 972-713-3714 or write to it at Tyler Technologies, Inc., 5101 Tennyson Parkway, Plano, Texas 75024, and a separate copy will be promptly delivered.

2021 Proxy Statement 49

SHAREHOLDER PROPOSALS
Any proposal that a shareholder desires to present at the 2022 annual meeting must be received by us at our corporate headquarters no later than December 6, 2021.
By Order of the Board of Directors,

ABIGAIL DIAZ
Chief Legal Officer Corporate Secretary
Plano, Texas
April 7, 2021

50	2021 Proxy Statement

TYLER TECHNOLOGIES, INC.
ATTN: BRIAN MILLER
5101 TENNYSON PARKWAY
PLANO, TX 75024

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 05/10/2021. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 05/10/2021. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees	**For**	**Against**	**Abstain**
1a. Glenn A. Carter	☐	☐	☐
1b. Brenda A. Cline	☐	☐	☐
1c. Ronnie D. Hawkins, Jr.	☐	☐	☐
1d. Mary L. Landrieu	☐	☐	☐
1e. John S. Marr, Jr.	☐	☐	☐
1f. H. Lynn Moore, Jr.	☐	☐	☐
1g. Daniel M. Pope	☐	☐	☐
1h. Dustin R. Womble	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3.

	For	**Against**	**Abstain**
2. Ratification of Ernst & Young LLP as independent auditors.	☐	☐	☐
3. Approval of an advisory resolution on executive compensation.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

0000500837_1 R1.0.0.177

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Proxy Statement, Annual Report is/are available at www.proxyvote.com

TYLER TECHNOLOGIES, INC.
Annual Meeting of Shareholders
May 11, 2021 9:00 AM Central Time
This proxy is solicited by the Board of Directors

The undersigned hereby (1) acknowledges receipt of the Notice, dated April 7, 2021, of the Annual Meeting of Shareholders in Tyler Technologies, Inc. (the "Company") to be conducted via live webcast at www.virtualshareholdermeeting.com/TYL2021 on May 11, 2021, at 9:00 a.m. Central Time, and the Proxy Statement in connection therewith, and (2) appoints John S. Marr, Jr. and H. Lynn Moore, Jr., and each of them, his proxies with full power of substitution and revocation, for and in the name, place and stead of the undersigned to vote upon and act with respect to, all of the shares of Common Stock of the Company at said meeting and at any adjournment thereof, and the undersigned directs that his proxy be voted as indicated on the reverse side hereof. If only one of the above proxies shall be present in person, or by substitute, at such meeting or any adjournment thereof, that proxy, so present and voting, either in person or by substitute, shall exercise all of the powers hereby given.

The undersigned hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to such stock and hereby ratifies and confirms all that said proxies, their substitute or any of them may lawfully do by virtue hereof.

Continued and to be signed on reverse side

0000500837_2 R1.0.0.177